ASSET PURCHASE AGREEMENT

BY AND BETWEEN

GPS INDUSTRIES, INC.

“BUYER”

AND

UPLINK CORPORATION

“SELLER”

DATED: as of August 31, 2007

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 31, 2007 (the “Agreement Date”), is by and among GPS INDUSTRIES, INC., a Nevada corporation (“Buyer”), on the one hand, and UPLINK CORPORATION, a Texas corporation (“Seller”), on the other hand.

RECITALS

A. Seller is engaged in the business of manufacturing, selling, leasing and servicing of devices for use on golf courses employing global positioning systems (the “Business”).

B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the assets relating to the Business and to assume certain liabilities of Seller associated therewith, subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Accounts Receivable” of a Person shall mean all accounts, notes, accounts receivable, payment intangibles, contract rights, drafts, and other forms of claims, demands, instruments, receivables and rights to the payment of money or other forms of consideration, whether for goods or other property sold, leased or licensed, services performed or to be performed, or otherwise, owned by that Person or in which that Person has any interest, together with all guarantees, security agreements and other rights and interests guaranteeing or securing the same.

“Affiliate” has the meaning set forth in the Exchange Act. Without limiting the foregoing, all directors and officers of a Person that is a corporation and all managing members of a Person that is a limited liability company shall be deemed Affiliates of such Person for all purposes hereunder.

“Ancillary Agreements” means the Assignment of Contract Rights, the Assignment of Intellectual Property documents, the Assumption Agreement, the Bill of Sale, the Employment Agreements, the Escrow Agreement, the Registration Rights Agreement, and the Non-Competition Agreements.

“Assigned Contracts” means those Contracts listed on Schedule 1.3 under the heading ‘Assigned Contracts.’

“Assigned Leases” means those Leases listed on Schedule 1.3 under the heading ‘Assigned Leases.’

“Assignment of Contract Rights” means that certain assignment of contract rights, substantially in the form attached hereto as Exhibit A, to be entered into at Closing by Seller.

“Assignment of Intellectual Property Rights” means, collectively, that certain assignment of copyrights, substantially in the form attached hereto as Exhibit B-1, that certain assignment of trademarks and domain names, substantially in the form attached hereto as Exhibit B-2, and that certain assignment of patents, substantially in the form attached hereto as Exhibit B-3 each to be entered into at Closing by Seller.

“Assumption Agreement” means that certain assumption agreement, substantially in the form attached hereto as Exhibit C, to be entered into at Closing by Buyer in favor of Seller.

“Balance Sheet” means the consolidated balance sheet of Seller dated the Balance Sheet Date, together with the notes thereon.

“Balance Sheet Date” means June 30, 2006.

“Benefit Arrangement” means any employment, consulting, severance or other similar contract, plan, arrangement or policy, and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing bonuses, stock options, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multi-employer Plan, and (B) is entered into, maintained, contributed to or required to be contributed to, by Seller or an ERISA Affiliate or under which Seller or any ERISA Affiliate may incur any liability.

“Best Efforts” means the diligent, reasonable and good faith efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible on commercially reasonable terms.

“Bill of Sale” means that certain bill of sale, substantially in the form attached hereto as Exhibit D, to be entered into at Closing by Seller in favor of Buyer.

“Books and Records” means (i) all records and lists of Seller pertaining to the Purchased Assets, (ii) all records and lists pertaining to the Business or the customers, suppliers or personnel of Seller, (iii) all product, business and marketing plans of Seller pertaining to the Business and (iv) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller pertaining to the Business.

“Breach” means, and a material breach of a representation, warranty, covenant, obligation or other provision of this Agreement or any Ancillary Agreement will be deemed to have occurred if there is or has been, any material inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

“Business Day” means any day of the year on which national banking institutions are open to the public for conducting business and are not required or authorized to close.

“Cash” shall mean money, currency or a credit balance in a deposit account at a financial institution.

“Cash Equivalents” shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year form the date of acquisition and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.; (iii) commercial paper issued by any Bank or any bank holding company owning any Bank maturing no more than one year from the date of its creation and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.; and (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition issued by any Bank or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $250,000,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means Restricted Shares of the Common Stock of Buyer.

“Condition-Related Material Adverse Effect” or “Condition-Related Material Adverse Change” means any effect, change, event, circumstance or condition (other than relating to general business conditions) which, when considered either individually or with other effects, changes, events or circumstances, has or causes a significant and substantial adverse effect or change in (i) for purposes of Section 7.2 and Section 9.3(A)(3), the condition (financial or other), business, results of operations, assets, Liabilities, properties or operations of the Business taken as a whole and/or the Purchased Assets taken as a whole or (ii) for purposes of Section 7.1 and Section 9.3(A)(4), the ability of Seller to consummate the transactions contemplated hereby.

“Confidentiality Agreement” means the Confidentiality and Nondisclosure Agreement dated December 12, 2006 between Seller and Buyer.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Permit).

“Contract” means any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, covenant not to compete, license, instrument, commitment, obligation, promise or undertaking (whether written or oral and whether express or implied) to which Seller is a party or is bound and which relates to the Business or the Purchased Assets.

“Contract Rights” means all of the rights and, to the extent they are Assumed Liabilities, obligations of Seller under the Assigned Contracts.

“Customer/User Data” means the lists and databases of the Persons who are customers of the Business, have registered on-line with the Business or who have subscribed on-line for services or products of the Business, including, without limitation, through the Websites.

“Default” means (a) a Breach of or default under any Contract or Lease which have not been remedied or (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default under any Contract or Lease.

“Disclosure Schedule” means the schedule executed and delivered by Seller to Buyer as of the Closing Date setting forth the exceptions to the representations and warranties contained in Article IV and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to the corresponding numbered schedule, which is included in the Disclosure Schedule.

“Employee Plans” means all Benefit Arrangements, Pension Plans and Welfare Plans.

“Employment Agreements” means the employment agreements (and separate related confidentiality agreements, upon Buyer’s request), substantially in the forms attached hereto as Exhibit E-1, to be entered into at Closing by Buyer and the Persons described in Section 7.2(G).

“Encumbrance” means any charge, claim, co-authorship, co-inventorship, or co-ownership interest, condition, easement, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind (including any restriction on use, voting, transfer (other than restrictions on transfer imposed by federal and state securities laws), receipt of income or exercise of any other attribute of ownership).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

“Excluded Assets,” notwithstanding any other provision of this Agreement, means the following assets of Seller, which are not to be acquired by Buyer pursuant to this Agreement:

(1) the original minute books, stock records and corporate seals of Seller; provided that copies thereof have been delivered to Buyer;

(2) all personnel records and other records that Seller is required by Law to retain in original form; provided that, in each case, copies thereof have been delivered to Buyer;

(3) all rights of Seller under this Agreement or any of the Ancillary Agreements; and

(4) such other assets as listed on Schedule 1.6.

“Facilities” means all offices, warehouses, improvements and all other related facilities used in connection with the Business.

“Facility Lease” means all of the leases of Facilities listed on Schedule 4.11(a).

“Family Member” means, with respect to any individual (i) the individual, (ii) the individual’s spouse, (iii) any other natural Person who is related to the individual or the individual’s spouse within the second degree (including adopted children) and (iv) any other natural Person who resides with such individual.

“Financial Statements” means the Year-End Financial Statements and the Interim Financial Statements.

“Funded Debt” means, as of the Closing Date, without duplication, (i) all indebtedness of Seller for borrowed money or for the deferred purchase price of any property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices), (ii) any other indebtedness of Seller which is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations of Seller under capital leases, except for those capital leases specifically listed in Schedule 1.4, (iv) any Liabilities of Seller for any brokerage, investment banking or similar fee in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, (v) all Liabilities secured by any Encumbrance on any property owned by Seller whether or not Seller or any such Subsidiary has assumed or otherwise become liable for the payment thereof, (vi) all guarantees of Seller, (vii) all Liabilities of Seller for overdrafts or outstanding checks, and (viii) all accrued but unpaid interest, any premiums payable or any other charges on any of the obligations set forth in clauses (i) through (viii) above.

“GAAP” means generally accepted accounting principles as used in the United States, as in effect from time to time.

“Governmental Body” means any:

(1) nation, state, county, city, town, village, district or other jurisdiction of any nature;

(2) federal, state, local, municipal, foreign or other government;

(3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

(4) multi-national organization or body; or

(5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Insurance Policies” means the insurance policies related to the Purchased Assets and listed on Schedule 4.19.

“Intellectual Property” means: (a) inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, invention disclosures, and other rights of invention, worldwide, including without limitation any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent; (b) trademarks, service marks, trade names, trade dress, logos, domain names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide; (c) copyrightable works, all rights in copyrights, including moral rights, copyrights, website content, and other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith, worldwide; (d) trade secrets and confidential business and technical information, including, without limitation, Customer/User Data Website user information, customer and supplier lists and related information, pricing and cost information, business and marketing plans, advertising statistics, any other financial, marketing and business data, technical data, specifications, schematics and know-how; (e) to the extent not covered by subsections (a) through (d), above, software and Websites (including all related computer code and content); (f) rights to exclude others from appropriating any of such Intellectual Property, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein; and (g) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

“Interim Balance Sheet” means the unaudited consolidated balance sheet of Seller dated the Interim Balance Sheet Date, together with notes thereon.

“Interim Balance Sheet Date” means June 30, 2007.

“Interim Financial Statements” means the Interim Balance Sheet and the unaudited statements of operations, changes in shareholders’ equity and cash flow for the period ended on the Interim Balance Sheet Date.

“Inventory” means all inventory held for resale by Seller (including inventory held on consignment with third parties) and all of the raw materials, work in process, finished products, wrapping, jewel cases, jewel case inserts and labels, supply and packaging items and similar items of Seller with respect to the Business, in each case, wherever the same may be located.

“IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.

“Knowledge” means and a Person shall be deemed to have “Knowledge” of a particular fact or other matter if such person is actually aware of such fact or other matter. A Person shall be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director or officer of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Law” means any federal, state, local, municipal foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Leased Real Property” means all leased property described in the Facility Leases.

“Leasehold Estates” means all of Seller’s rights and obligations as lessee under the Leases.

“Leasehold Improvements” means all leasehold improvements situated in or on the Leased Real Property and owned by Seller.

“Leases” means all of the existing leases of Seller listed on Schedule 4.13(a).

“Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Liabilities,” or “Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, accrued, absolute, contingent, matured, unmatured, liquidated or unliquidated or otherwise.

“Loss” means any claim, liability, obligation, loss, damage, assessment, penalty, judgment, settlement, cost and expense under Article VIII, and including reasonable attorneys’ and accountants’ fees and disbursements incurred in investigating, preparing, defending against or prosecuting any Claim.

“Material Adverse Effect” or “Material Adverse Change” means any effect, change, event, circumstance or condition (other than relating to general business or economic conditions) which, when considered either individually or with other effects, changes, events or circumstances, has or causes a significant and substantial adverse effect or change in the condition (financial or other), business, results of operations, assets, Liabilities, properties or operations of Seller, the Business and/or the Purchased Assets or on the ability of Seller to consummate the transactions contemplated hereby.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA.

“Non-Competition Agreements” means those certain Non-Competition Agreements between Buyer, on the one hand, and each of Seller, Flatrock Capital Corporation, Howard Auman and Leslie Moor, in the form attached hereto as Exhibit F, entered into as of the Agreement Date, but to take effect, only immediately after the Closing.

“Occupational Safety and Health Law” means any Legal Requirement in effect on or prior to the Closing Date designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any award, decision, consent decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” or “ordinary course” or any similar phrase means the usual and ordinary course of business of Seller, consistent with its past custom and practice.

“Owned Real Property” means all interests in real property owned in fee by Seller, including, without limitation, all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or has maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate may incur any liability.

“Permits” means any approval, Consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or any other Person or pursuant to any Law necessary for the past, present or anticipated (but for the consummation of the transactions contemplated hereby) future conduct of, or relating to, the operation of the Business.

“Permitted Encumbrances” means the Encumbrances listed on Schedule 1.5.

“Permitted Exceptions” means (i) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided that an appropriate reserve is established therefor and such liens are disclosed on Schedule 1.2; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the Business, the Purchased Assets, the operations and financial condition of the property so encumbered or to Seller; (iii) zoning, entitlement and other land use and environmental Laws by any Governmental Body, provided that such Laws have not been violated; and (iv) those items listed on Schedule 1.2.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Purchased Assets” means all of Seller’s right, title and interest in and to the Business, properties, assets and rights of any kind, whether tangible or intangible, real or personal and constituting, or used in connection with, or related to, the Business owned by Seller or in which Seller has any interest (other than the Excluded Assets), including, without limitation, all of the right, title and interest of Seller in and to the following:

(1) all Accounts Receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses;

(2) all Assigned Contracts and Contract Rights;

(3) all Assigned Leases, Leasehold Estates and Leasehold Improvements;

(4) all Tangible Personal Property;

(5) all Inventory;

(6) all Books and Records;

(7) all Intellectual Property;

(8) all Permits and pending applications therefor and renewals thereof, including, without limitation, those Permits listed on Schedule 4.19, to the extent transferable;

(9) all computers;

(10) all insurance benefits, rights and/or proceeds arising from, or related to, the Purchased Assets or the Assumed Liabilities with respect to periods through the Closing Date;

(11) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists and data, art work, display units, telephone and fax numbers, Customer/User Data and purchasing records;

(12) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Purchased Assets or services furnished to Seller pertaining to the Business or affecting the Purchased Assets;

(13) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including, without limitation, any Encumbrances or other rights to payment or to enforce payment in connection with products delivered by Seller on or prior to the Closing Date, whether now accrued or accruing in the future, relating to the Purchased Assets;

(14) all goodwill and other intangible rights;

(15) all properties, assets and rights set forth on Schedule 1.3 attached hereto; and

(16) all Cash and Cash Equivalents.

“Release” means and includes any spilling, leaking, pumping, pouring, injecting, emitting, discharging, depositing, escaping, leaching, migrating, dumping or other releasing into the Environment or the workplace, whether intentional or unintentional and otherwise defined in any Environmental Law.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre remedial studies and investigations or post remedial monitoring and care.

“Representative” means any officer, director, principal, attorney, agent, employee or other representative.

“Restricted Shares” means unregistered shares of the Common Stock of Buyer issued in reliance upon the exemption form securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”) and bearing a restrictive legend.

“Seller Contracts” means all Contracts (i) relating to the Business under which Seller has or may acquire any rights or benefits, (ii) relating to the Business under which Seller has or may become subject to any obligation or Liability or (iii) by which any of the Purchased Assets or Assumed Liabilities is or may become bound.

“Seller Indemnification Obligations” means Seller’s indemnification obligations set forth in Article VIII herein.

“Seller’s Website” means www.uplinkgolf.com

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by Seller.

“Tangible Personal Property” means all machinery, equipment, tools, fixtures, furniture, office equipment, computer hardware, supplies, materials and other items of tangible personal property (other than Inventory) of every kind owned or leased by Seller (wherever located (including any Tangible Personal Property in the possession of any of Seller’s suppliers) and whether or not carried on its books) and related to the Business, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and documents related thereto.

“Taxes” means (i) all federal, state, provincial, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, escheat, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, health, social security, unemployment, excise, workplace safety and insurance, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any joint, several or transferee liability in respect of any items described in clauses (i) and/or (ii) imposed by any tax Laws.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes, and any amendments to any of the foregoing.

“Threatened” describes any claim, Legal Proceeding, dispute, action or other matter if (i) any demand or statement has been made (orally or in writing) with respect to such claim, Legal Proceeding, dispute, action or other matter or (ii) any notice has been given (orally or in writing) with respect thereto.

“Treasury Regulations” means the treasury regulations promulgated under the Code.

“Websites” means the content, pages and other portions of the Seller’s Websites that are related to the Business and/or the Purchased Assets.

“Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Seller or any ERISA Affiliate may incur any Liability.

“Year-End Financial Statements” means the Balance Sheet and the related audited statements of operations, changes in shareholders’ equity and cash flow for the fiscal year ended June 30, 2006.

1.2 Other Defined Terms; Other Definitional Provisions.

(A) Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Accountant	2.5(c)
Acquisition Proposal	6.11(a)
Agreement	Preamble
Agreement Date	Preamble
Allocation	2.5(a)
Assumed Liabilities	2.2
Bank Debt	2.2(B)
Business	Preamble
Business Employee Plans	4.14(a)
Buyer	Preamble
Buyer Documents	5.2
Buyer Indemnified Parties	8.2(a)
SOS	3.2(a)(6)
Charter	4.4
Claim	8.4(a)
Claim Notice	8.4(a)
Closing	3.1
Closing Date	3.1
COBRA	6.6(d)
Consideration	2.4
Disclosure Letter	6.5
Escrow Agent	8.4
ERISA Affiliate	6.6(d)
Excluded Liabilities	2.3
First Anniversary Date	2.4.1
First Tranche	2.4.1
Former Superior Proposal	6.11(e)
Licensed Proprietary Rights	4.12
Losses	8.2(c)
Office Lease	3.2(a)
Offset Amount	8.4
Outside Date	9.3(a)
Pending Claim Amount	8.4
Owned Proprietary Rights	4.12
Pending Claim Amount	8.5(A)
Per Share Repurchase Price	2.4.1
Potential Employees	6.6
Repurchase Right	2.4.1
Registration Rights Agreement	2.4.1
Rehired Employees	6.6(b)
Right of Increase	2.4.1
Second Anniversary Date	2.4.1
Second Tranche	2.4.1
Seller	Preamble
Seller Documents	4.2
Seller Indemnified Parties	8.2(b)
Seller’s Indemnification	8.4(A)
Shareholders’ Meeting	6.3(a)
Warrants	2.4.1(d)

Any reference to an Article, Section, Exhibit or Annex is a reference to an Article or Section of, or an Exhibit or Annex to, this Agreement.

Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

The words “include,” “includes” and “including” mean include, includes and including without limitation.

All references to “related to,” “relating to,” “pertaining to,” “in connection with” or similar phrases with respect to the Business or Purchased Assets shall mean, without limitation, all matters directly or indirectly related to, relating to, in relation to, pertaining to, involving, concerning, with regards to, and in connection with, the Business or Purchased Assets.

ARTICLE II.

PURCHASE AND SALE OF ASSETS

2.1 Transfer of Purchased Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall acquire from Seller, the Purchased Assets, free and clear of all Encumbrances other than Permitted Exceptions.

2.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall assume only the following Liabilities of Seller (collectively, the “Assumed Liabilities”) but only to the extent specifically set forth in this Section 2.2:

(A) All unpaid or unperformed obligations of Seller under the Assigned Contracts arising after the Closing.

(B) $1,300,000 in bank debt (the “Bank Debt”).

(C) Current operating liabilities of Seller incurred in the ordinary course of business as set forth on Appendix A and those additional liabilities incurred in the ordinary course of business between July 1, 2007 and Closing which will be added to Appendix A; and

(D) Liabilities directly associated with the Purchased Assets as set forth on Appendix A and those additional liabilities incurred in the ordinary course of business between July 1, 2007 and the Closing which will be added to Appendix A.

2.3 Excluded Liabilities. Notwithstanding any other provision of this Agreement, Buyer shall not assume, or otherwise be responsible for (and nothing in this Agreement or any Ancillary Agreement shall be construed as imposing on Buyer), except for the Assumed Liabilities expressly assumed in Section 2.2, any Liabilities of Seller, in each case, whether arising out of occurrences prior to, at or after the Closing Date (the “Excluded Liabilities”), which Excluded Liabilities include, without limitation, the following:

(A) Any Liability of Seller or its ERISA Affiliates to or in respect of any employee, former employee or other service provider of Seller, including, without limitation, (i) any Liability under any employment agreement or severance plan or agreement, whether or not written, between Seller and any Person (including without limitation under (a) that certain Employment Agreement, between Seller and G. Pierce, and (b) that certain Employment Agreement, between Seller and C. Reed, (ii) any Liability under any Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller or under which Seller may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liability with respect to the withdrawal or partial withdrawal by Seller, any Subsidiary or any ERISA Affiliate from or termination of any Employee Plan and (iii) any claim related in any way to employment, termination of employment, pay equity, equal employment opportunity, discrimination, harassment, retaliation, wrongful termination, immigration, wages, hours, benefits, terms and conditions of employment, collective bargaining, the payment of social security and similar Taxes, occupational health and safety, and plant closing;

(B) Any Liability of Seller in respect of any Taxes of Seller;

(C) Any Liability of Seller arising from any injury to or death of any Person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Seller on or prior to the Closing Date;

(D) Any Liability of Seller under any Assigned Contract or Assigned Lease (i) accruing, arising out of, or relating to events or occurrences on or prior to the Closing Date, (ii) that arises after the Closing Date but that arises out of or relates to any Default by Seller that occurred prior to the Closing Date or (iii) that was not incurred by Seller or any Subsidiary in the Ordinary Course of Business;

(E) Any Liability of Seller under any Contract or Lease that is not an Assigned Contract or Assigned Lease;

(F) Any Liability of Seller arising out of or resulting from its compliance or noncompliance with any Law or Order;

(G) Any Liability of Seller arising out of or related to any Legal Proceeding against it or any Legal Proceeding which adversely affects the Purchased Assets or the Business and which was asserted on or prior to the Closing Date or to the extent the basis of which arose on or prior to the Closing Date;

(H) Any Liability of Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by this Agreement or any Ancillary Agreement (including, without limitation, any Liability of Seller pursuant to Article VIII of this Agreement);

(I) Any Liability of Seller to or in respect of any former or current shareholders of Seller or any other holder of equity interests of Seller, including, without limitation, relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby;

(J) Except as expressly provided herein, any Liability of Seller for any Funded Debt;

(K) Any Liability of Seller arising out of any environmental or health and safety claims, costs or damages or for violation of Environmental Laws or Occupational Safety and Health Laws pertaining to the Purchased Assets or the Business, which relate to conditions or events occurring or commencing prior to the Closing Date, including, without limitation, claims, costs or damages relating to any Environmental, Health and Safety Liabilities;

(L) Amounts owed to Bayfront Holdings;

(M) Except as set forth on Appendix A, all amounts owed to ClubCar;

(N) Any Liability of Seller for any indemnification obligations pursuant to any claim or notice received prior to the Closing Date with respect to any Intellectual Property;

(O) Any Liability owing to David Chessler or any affiliate of his; and

(P) Any Liability that is not an Assumed Liability.

2.4 Consideration. Subject to adjustment pursuant to Section 2.4.1 hereof, at the Closing, in exchange for the sale, assignment, transfer, conveyance and delivery from Seller of the Purchased Assets in accordance with Section 2.1 and the other Ancillary Agreements, Buyer shall:

(i) assume the Assumed Liabilities pursuant to this Agreement; and

(ii) deliver to Seller an aggregate amount of $18,000,000 (the “Consideration”), as follows:

(a) $1,200,000 (the “Cash Purchase Price”) shall be paid by wire transfer of immediately available funds to an account designated by Seller (which account shall be designated at least three Business Days prior to the Closing).

(b) $15,500,000 shall be paid by issuing to Seller 129,166,667 shares of Common Stock (the “GPS Shares”) based upon a price of Seller Common Stock of $0.12 per share (the “Per Share Purchase Price”) to be deposited in Escrow pursuant to Section 8.4; and

(c) Assumption of the Bank Debt owed to Silicon Valley Bank (not to exceed $1,300,000).

2.4.1 Repurchase of GPS Shares. Subject to Section 8.4 (Escrow), the GPS Shares shall be subject to the right of Buyer (the “Repurchase Right”) to repurchase 34% (43,916,667) of the issued shares (the “Target Shares”). The per share repurchase price shall be $0.12 per share (the “Per Share Repurchase Price”). Buyer may exercise this Repurchase Right as follows:

(a) First Tranche.

(i) On the first anniversary of the Closing Date (the “First Anniversary Date”), Buyer may purchase 50% of the Target Shares (the “First Tranche”) for the Per Share Repurchase Price. If Buyer exercises this First Tranche Repurchase Right, then Buyer must repurchase the full 50% of the Target Shares, and not fewer.

(ii) If Buyer has elected to repurchase the First Tranche, then Seller shall have the right (but not the obligation) to require Buyer to repurchase additional shares at the Per Share Repurchase Price. This “put” right will be referred to as the “Seller’s Right of Increase.” Pursuant to the Seller’s Right of Increase on the First Anniversary Date, the Seller may “put” to the Buyer any number of shares but not more than the number of shares in the First Tranche.

(iii) If Buyer does not exercise its Repurchase Right with respect to the First Tranche, Buyer shall have no further repurchase rights.

(b) Second Tranche.

(i) If and only if Buyer has repurchased the full First Tranche, then on the second anniversary of the Closing Date (the “Second Anniversary Date”), Buyer may repurchase all of the remaining Target Shares (the “Second Tranche”), but not fewer than all, at the Per Share Repurchase Price.

(ii) If Buyer repurchases the Second Tranche, Seller may then also exercise its Right of Increase to require Buyer to buy additional shares at the Per Share Repurchase Price. Pursuant to this Right of Increase on the Second Anniversary Date, the Seller may “put” to the Buyer any number of shares but not more than the number of shares in the Second Tranche.

(c) Registration Rights. Seller or its transferee shall have piggyback registration rights with respect to all of the GPS Shares, subject to a proportional cutback because of Rule 415 issues pursuant to a Registration Rights Agreement attached hereto as Exhibit H (the “Registration Rights Agreement”). The Registration Rights Agreement shall cover all of the GPS Shares, including the Target Shares that were not repurchased, as well as the GPS Shares that were never subject to the Right of Repurchase and shares issuable upon the exercise of the Warrants referred to in paragraph (d) below. The GPS Shares shall be eligible for piggyback registration rights whether or not they remain in escrow, but may not be resold by Seller unless such Shares are released from escrow.

(d) Warrants.

(i) If Buyer repurchases all of the Target Shares or any portion thereof, it will issue at the time of the repurchase to the holders of the Target Shares 3 year warrants (the “Warrants”) to purchase GPS Common Stock equal to 20% of the Target Shares being repurchased at an exercise price of $0.20 per share (subject to adjustment for stock splits, stock dividends, recapitalizations, etc.).

(e) Mechanics of Repurchase. Each Repurchase Right shall be exercised by Buyer providing notice to Seller and the Escrow Agent (the “Repurchase Notice”) not less than twenty-five business days prior to the applicable anniversary date. If Buyer has elected to repurchase the First Tranche, Seller may elect to exercise the Right of Increase by sending notice thereof to Buyer and the Escrow Agent within fifteen business days from receipt of the Repurchase Notice, specifying the number of additional Target Shares that it will require Buyer to repurchase. Buyer shall pay the amount due by wire transfer of immediately available funds within ten business days to an account(s) designated by Seller on or before the applicable anniversary date. Buyer may reduce the amount payable by any Offset Amount.

(f) Escrow.

(i) The proceeds received by Seller for the repurchase of Target Shares, and shares “put” to the Buyer pursuant to the Seller’s Right of Increase, less any Offset Amount (not previously received under the provisions of Section 8.4(B))and Pending Claim Amount, shall be delivered to Sellers and shall not be escrowed. If, upon final determination of a Pending Claim Amount, the amount so determined is less than the amount of the Pending Claim Amount, such difference shall be promptly delivered to Seller.

(ii) Any GPS Shares released from escrow to satisfy the Offset Amount pursuant to Section 8.4 shall proportionately reduce the number of Target Shares.

For example, if 100 shares are in escrow prior to the First Anniversary Date, the number of Target Shares would be 34 (34% of 100 shares). The number that Buyer could repurchase at the First Anniversary Date would be half of that - or 17 shares.

If 30 shares were released to Buyer in order to satisfy the Offset Amount prior to the First Anniversary Date, then the number of shares subject to the Repurchase Right at the First Anniversary Date would be proportionately reduced, such that (100 initial shares - 30 shares released from escrow) x 34% x ½ = 70 x 17% = 11.9 shares. would be subject to the Right of Repurchase on the First Anniversary Date.

Seller’s Right to Increase would also be proportionately reduced. If Buyer exercised its Right of Repurchase at the First Anniversary Date, thus repurchasing 14 shares, then Seller could exercise its Right of Increase to require Buyer to purchase an additional 14 shares at that time.

2.5 Allocation of Consideration.

(A) The Consideration (including, for purposes of this Section 2.5, the Assumed Liabilities and other items, in each case, to the extent properly taken into account under applicable Treasury Regulations) shall be allocated among the Purchased Assets and, unless the parties agree otherwise, the other Ancillary Agreements in the manner required by Section 1060 of the Code in accordance with the provisions of this Section 2.5 (the “Allocation”).

(B) As soon as practicable after the date hereof, Buyer shall propose the Allocation. If, within ten (10) Business Days of Buyer’s delivery to Seller of the proposed Allocation, Seller does not deliver to Buyer a written objection to such proposed Allocation, the Allocation shall be as proposed by Buyer. If Seller shall so object to Buyer’s proposed Allocation, Seller and Buyer shall thereafter cooperate in good faith to resolve any dispute over Buyer’s proposed Allocation, and the Allocation shall be amended in the manner as may be agreed upon by the parties. If, within fifteen (15) days after Seller delivers to Buyer Seller’s written objection to Buyer’s proposed Allocation, the parties cannot agree on an amended Allocation as provided in the preceding sentence, then such dispute shall promptly be submitted by the parties for resolution in a manner consistent with the procedures set forth in Section 2.5(C), and the Allocation shall be amended pursuant to such resolution.

(C) Buyer and Seller shall use their respective Best Efforts for a period of ten (10) days after Seller’s delivery of a written objection to Buyer’s proposed amendments to the Allocation (or such longer period as Buyer and Seller shall mutually agree upon) to resolve any disagreements raised by Seller with respect thereto. If, at the end of such period, Buyer and Seller are unable to resolve such disagreements, the then principal outside accountants of Buyer and Seller, respectively, shall jointly select a third independent auditor of recognized national standing (the “Accountant”) to resolve any remaining disagreements. The Accountant will make its determination based solely on presentations made by Buyer and Seller (made or provided by each party to the other at the same time it is made or provided to the Accountant) and not by independent review. It is the intent of the parties hereto that the process set forth in this Section 2.5(C) and the activities of the Accountant in connection herewith is not intended to be and, in fact, is not an arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). The determination by the Accountant shall be final, binding and conclusive on the parties. Buyer and Seller shall use their Best Efforts to cause the Accountant to make its determination within twenty (20) days of accepting its engagement. If the Accountant’s determination is in favor of Seller, Buyer shall be responsible for the expenses related to such determination.

(D) Buyer and Seller agree to each prepare and file on a timely basis with the IRS substantially identical initial, supplemental and, if required, amended Forms 8594 “Asset Acquisition Statements Under Section 1060” consistent with the Allocation. Unless otherwise required by a “determination” as defined in Section 1313(a) of the Code, Buyer and Seller further agree to be bound by the Allocation and to take no tax or accounting position that is inconsistent with the Allocation. Notwithstanding anything in this Section 2.5 to the contrary, the Allocation (and any adjustments thereto) shall be made in the manner required by Section 1060 of the Code. Notwithstanding any other provisions of this Agreement, this Section 2.5 shall survive the Closing Date without limitation.

2.6 Prorations. Intentionally Deleted

2.7 Closing Costs; Transfer Taxes and Fees. Seller shall be responsible for any documentary and transfer Taxes and any sales, use or other Taxes imposed by reason of the transfers of the Purchased Assets provided under this Agreement and any deficiency, interest or penalty asserted with respect thereto. Seller shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a).

ARTICLE III.

CLOSING

3.1 Closing. The closing of the transfer of the Purchased Assets provided for in Section 2.1 (the “Closing”) shall take place at 10:00 a.m. local time on October 31, 2007, or if earlier, the date that is three Business Days after the date on which the last of the conditions set forth in Article VII hereof is either satisfied or waived (the “Closing Date”) at the offices of Troy & Gould located at 1801 Century Park East, Suite 1600, Los Angeles, California, 90067, or at such other place as Seller and Buyer may mutually agree. Either party may extend the Closing Date to no later than the Outside Date (November 15, 2007) pursuant to Section 9.3 hereof.

3.2 Conveyances at Closing.

(A) Deliveries to Buyer. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, the following:

(1) the Club Car Agreement as defined in Section 7.1(F),

(2) the Assignment of Contract Rights, executed by Seller;

(3) the Assignment of Intellectual Property documents, each executed by Seller and in recordable form to the extent necessary to assign the Intellectual Property;

(4) the Bill of Sale, executed by Seller;

(5) the Books and Records of Seller (other than those solely related to the Excluded Assets);

(6) a certified copy of the Charter and a certificate of good standing with respect to Seller, issued by the Texas Secretary of State (the “SOS”);

(7) the Non-Competition Agreements executed by each of Seller, Flatrock Capital Corporation, Howard Auman and Leslie Moor;

(8) the Employment Agreements, executed by each party to such Employment Agreement; and

(9) the Escrow Agreement (as defined in Section 8.4);

(10) such other documents and such deeds, bills of sale, assignments, certificates of title and other instruments of conveyance and transfer as Buyer may reasonably request to evidence compliance with the conditions to this Agreement or which may otherwise be necessary to effect the transactions contemplated by this Agreement.

(B) Deliveries to Seller. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller, the following:

(1) the Assumption Agreement, executed by Buyer;

(2) the Consideration due at Closing;

(3) the Employment Agreements, executed by each party to such Employment Agreement;

(4) the Registration Rights Agreement; and

(5) the Escrow Agreement; and

(6) Evidence satisfactory to Seller of the release of Seller and Seller’s guarantors from all obligations pursuant to the Bank Debt, including but not limited to release of any lien on the collateral securing any and all guaranties and termination of any applicable financing statements.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, except as otherwise set forth in the Disclosure Schedule, the statements contained in this Article IV are true and correct as of the Agreement Date and as of the Closing Date.

4.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own, lease and operate its properties and assets and to carry on the Business as it is presently being conducted. Seller is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company. Copies of the Articles of Incorporation of Seller and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the Agreement Date.

4.2 Authorization; Enforceability. Seller has all requisite power and authority, and has taken all action necessary, including shareholder approval, to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and each other agreement, document, instrument or certificate contemplated by this Agreement and/or any Ancillary Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, each of the documents set forth in Section 3.2(a) (such other agreements, documents, instruments and certificates required to be executed by Seller being referred to herein, collectively, as the “Seller Documents”), and, subject only to the satisfaction of the conditions, other than conditions that are within the control of Seller, to Seller’s obligations to close the transfer of the Purchased Assets, to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Seller Documents have been duly and validly executed and delivered by Seller and this Agreement and each of the Seller Documents on the Closing Date shall constitute valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

4.3 Capitalization; Subsidiaries.

(A) The authorized capital of Seller consists solely of 100,000,000 shares of Common Stock, par value $.01 per share of which 610,547 shares are outstanding and 50,000,000 shares of Preferred Stock, par value of $.01 per share, of which 29,101,013 shares of Redeemable Convertible Preferred Stock are outstanding. All of the outstanding shares of Common Stock and Preferred Stock of Seller are duly authorized, validly issued, fully paid and non-assessable. None of the outstanding capital stock of Seller was issued in violation of any Laws.

(B) As of the Agreement Date, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote are issued or outstanding.

(C) As of the Agreement Date, there are no Subsidiaries of Seller.

4.4 Books and Records. Seller has made and kept (and made available to Buyer) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect in all material respects the material activities of Seller pertaining to the Business in all material respects. Seller has delivered to Buyer true, correct and complete copies of (a) the Articles of Incorporation of Seller including all amendments thereto (as certified by the Secretary of State of Texas, the “Charter”), as currently in effect. Seller has not, in any manner that pertains to, or could affect, the Business or the Purchased Assets, engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained Books and Records of Seller which have been provided to Buyer.

4.5 Conflicts; Third Party Consents.

(A) Except as set forth on Schedule 4.5(a), assuming all Consents described in Schedule 4.5(b) have been obtained or made, as applicable, the execution, delivery and performance of this Agreement and the Seller Documents by Seller shall not, directly or indirectly (with or without notice or lapse of time):

(1) contravene, conflict with or result in a violation of (A) any provision of the Charter of Seller or (B) any resolution or other action adopted or taken by the management or the shareholders of Seller;

(2) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge, any of the transactions contemplated by this Agreement, any Ancillary Agreement or the Seller Documents or to exercise any remedy or obtain any relief under, any Law or any Order to which Seller or any assets owned or used by Seller, may be subject;

(3) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by Seller or that otherwise relates to the Business of, or any of the assets owned or used by, Seller;

(4) contravene, conflict with or result in a material violation or Breach of any provision of, or give any Person the right to declare a Default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract of Seller;

(5) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets; or

(6) result in any material Breach of, or constitute a Default (or event which with the giving of notice or lapse of time, or both, would become a Default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the Purchased Assets, any note, bond, mortgage, indenture, Contract, agreement, Lease, license, Permit, franchise or other instrument to which Seller is a party or by which any of the Purchased Assets are bound, except for purposes of clauses (ii)-(v) above, for contraventions, conflicts, violations, revocations, withdrawals, suspensions, modifications, breaches, Defaults, rights of termination, amendment, acceleration or cancellation, or creations of Encumbrances, that would not, individually or in the aggregate, have a Material Adverse Effect.

(B) Except as set forth in Schedule 4.5(b), execution and delivery of this Agreement and the Seller Documents by Seller and the consummation of the transactions contemplated hereby and thereby does not, and shall not require any Consent, or other action by, or filing with or notification to, any Governmental Body or any other Person.

4.6 Financial Statements.

(A) Attached hereto as Annex I and Annex II are the Year End Financial Statements and the Interim Financial Statements, respectively. The Year End Financial Statements have been prepared from the Books and Records and fairly and accurately present the financial condition and the results of operations, income, expenses, assets, Liabilities (including all reserves), changes in shareholders’ equity and cash flow of Seller as of the respective dates of, and for the periods referred to in, such Year End Financial Statements, in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Interim Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements.

(B) Seller maintains a standard system of accounting established and administered in accordance with GAAP.

4.7 Purchased Assets. Seller has and will transfer good and marketable title to the Purchased Assets and upon the consummation of the transactions contemplated hereby and by the Seller Documents, Buyer will acquire good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. The Purchased Assets include, without limitation, all assets, tangible or intangible, of any nature whatsoever, necessary for the conduct of the Business and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing as well as the continued distribution, exploitation, development and modification of the Intellectual Property that comprises part of the Purchased Assets. The Purchased Assets constitute, and on the Closing Date will constitute, all of the operating assets or property necessary for the operation of the Business as it is currently conducted, except for the Excluded Assets. Schedule 4.7 contains accurate lists of all Purchased Assets comprised of Tangible Personal Property where the value of an individual item exceeds One Thousand Dollars ($1,000) and all descriptive information contained in Schedule 4.7 is accurate.

4.8 Liabilities. Other than the Excluded Liabilities and except as set forth in Schedule 4.8, Seller has no Liabilities relating to the Purchased Assets or the Business due or to become due that are required to be reflected under GAAP on the applicable Financial Statements except (a) Liabilities relating to the Purchased Assets or the Business that are reflected or for which appropriate reserves have been made in the Interim Balance Sheet which have not been paid or discharged since the Interim Balance Sheet Date, or otherwise specifically disclosed in the Disclosure Schedule, and (b) Liabilities relating to the Purchased Assets or the Business incurred in the Ordinary Course of Business since the Interim Balance Sheet Date (none of which relates to any Default under any Contract or Lease, breach of warranty, tort, infringement or violation of any Law or Order or arose out of any Legal Proceeding) and none of which would have a Material Adverse Effect.

4.9 Absence of Certain Changes or Events. Except as set forth on Schedule 4.9, since the Interim Balance Sheet Date, Seller has conducted the Business in the Ordinary Course of Business and there has not been any:

(A) Material Adverse Change and no event has occurred and no circumstance exists that may reasonably be expected to result in a Material Adverse Change other than Material Adverse Changes resulting from historical seasonality of the Business;

(B) (i) purchase, redemption, retirement or other acquisition by Seller of any shares of any such capital stock; or (ii) declaration or payment of any dividend or other distribution or payment in respect of such shares of capital stock;

(C) amendment to any of the charter documents of Seller;

(D) increase by Seller of any bonuses, salaries or other compensation (including management or other similar fees) or entry into any employment, severance or similar Contract with any employee engaged in the Business and which Buyer desires to hire after Closing, other than increases in salary to employees made in the Ordinary Course of Business;

(E) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, severance or other employee benefit plan for or with any of the employees of Seller engaged in the Business or any increase in the payment to or benefits under any Employee Plan or other benefit obligation for or with any employees of Seller engaged in the Business, other than increases provided under such Employee Plan or other benefit obligation to all employees of Seller and made in the Ordinary Course of Business;

(F) adverse change in employee relations which has or is reasonably likely to have a Material Adverse Effect;

(G) damage to or destruction or loss of any of the Purchased Assets or to any other asset or property of Seller relating to the Business, whether or not covered by insurance, that could reasonably be expected to constitute a Material Adverse Effect on the Business;

(H) (i) entry into, termination or acceleration of, or receipt of notice of termination by Seller of (1) any material license, distributorship, dealer, sales representative, joint venture, credit or similar agreement relating to the Business or (2) other than Assumed Liabilities set forth on Schedule 2.2, any Contract or transaction involving a Liability by or to Seller for which Buyer may reasonably be expected to be liable after the Closing or (ii) entry into, termination or acceleration of, or receipt of notice of termination by Seller of any Contract or transaction involving a Liability by or to Seller in an amount of at least Ten Thousand Dollars ($10,000) (individually or in the aggregate) which will remain unpaid at Closing;

(I) sale, lease or other disposition of any of the Purchased Assets or of any other asset or property of Seller relating to the Business outside of the Ordinary Course of Business;

(J) mortgage, pledge or imposition of any Encumbrance on any Purchased Asset, including the sale, lease or other disposition of any of its Intellectual Property relating to the Business;

(K) (i) delay or failure to repay when due any obligation of Seller, other than such items as have been specifically documented to Buyer in writing or (ii) delay or failure to repay when due any obligation of Seller which could reasonably be expected to have a Material Adverse Affect on Seller, the Business or the Purchased Assets, in each case, including without limitation, accounts payable and accrued expenses, except to the extent such obligation is being disputed in good faith by Seller;

(L) accrual of any expenses of Seller relating to the Business, except for such accruals in the Ordinary Course of Business;

(M) capital expenditures by Seller relating to the Business in excess of Five Thousand Dollars ($5,000) individually or Ten Thousand Dollars ($10,000) in the aggregate;

(N) cancellation or waiver by Seller of any claims or rights with a value to Seller relating to the Business or the Purchased Assets in excess of Five Thousand Dollars ($5,000) individually or in the aggregate;

(O) payment, discharge or satisfaction of any Liability by Seller, other than the payment, discharge or satisfaction of Liabilities in the Ordinary Course of Business;

(P) incurrence of or increase in, any Liability of Seller, except in the Ordinary Course of Business or as may be reasonably necessary to fund interim operations, or any accelerated or deferred payment of or failure to pay when due, any Liability;

(Q) loan to, or any agreement with, any Business-related employee or independent contractor of Seller other than an employment agreement;

(R) failure by Seller to use reasonable efforts to preserve intact the current business organization of Seller relating to the Business, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, licensors, resellers, distributors, agents and others having business relationships with them relating to the Business;

(S) licensing out on an exclusive basis or other than in the Ordinary Course of Business, disposition or lapsing of any Intellectual Property or any disclosure to any Person of any trade secret or other confidential information without appropriate protections in place;

(T) change in the accounting methods, principles or practices used by Seller;

(U) revaluation by Seller of any of the Purchased Assets, including, without limitation, writing down the value of Inventory or writing off notes or accounts receivable;

(V) action taken by Seller to accelerate the collection of any receivable or which changes credit terms to customers;

(W) payment to any Affiliate (or any Affiliate or Family Member thereof) of Seller, other than payments made to such Persons in the Ordinary Course of Business for actual obligations owed, products purchased or services rendered, in each case, in amounts not in excess of the fair value thereof;

(X) election made, extension granted or waiver of a statute of limitations with respect to Taxes of Seller or settlement or compromise any federal, state, local or foreign claim or Liability for Taxes of Seller;

(Y) price protection, discount, rebate, incentive, price reduction, free or discounted upgrade offer, free or discounted bundling offer or other similar programs affecting any of the Purchased Assets, other than a limited number of free copies of Seller’s software products provided directly by Seller on a case-by-case basis, which limited number of free copies could not be expected to have a Material Adverse Effect;

(Z) existence of any other event or condition which in any one case or in the aggregate has or might reasonably be expected to have a Material Adverse Effect on the Business; or

(AA) agreement, whether oral or written, by Seller with respect to or to do any of the foregoing other than as expressly provided for herein.

4.10 Taxes.

(A) Filing of Tax Returns. Except as set forth on Schedule 4.10(a), Seller has duly and timely filed (or caused to be filed) with the appropriate taxing authorities all Tax Returns required to be filed through the Closing Date. Except as set forth on Schedule 4.10(a), all such Tax Returns filed are complete and accurate in all material respects. Except as set forth on Schedule 4.10(a), Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made against Seller or its assets by an authority in a jurisdiction where Seller does not file Tax Returns such that Seller is or may be subject to taxation by that jurisdiction.

(B) Payment of Taxes. All Taxes owed and due by Seller (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Seller, if any, (i) did not, as of the date of its Interim Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of its Interim Balance Sheet (rather than in any notes thereto), and (ii) have not exceeded that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns. Except as set forth on Schedule 4.10(b), since the date of its Interim Balance Sheet, Seller has not (A) incurred any Liability for Taxes other than in the Ordinary Course of Business or (B) paid Taxes other than Taxes paid on a timely basis and in a manner consistent with past custom and practice.

(C) Audits, Investigations, Disputes or Claims. Other than as set forth on Schedule 4.10(c), currently, no deficiencies for Taxes are claimed, proposed or assessed by any taxing or other governmental authority against Seller. Except as set forth on Schedule 4.10(c), there are no pending or, to the Knowledge of Seller, threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to Seller, and there are no matters under discussion by or on behalf of Seller with any Governmental Body, or known to Seller, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to Seller. Audits of federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth in Schedule 4.10(c) and, except as set forth in Schedule 4.10(c), none of Seller, any Subsidiary thereof, or any predecessor thereof has been notified that any taxing authority intends to audit a Tax Return for any other period. Seller has delivered to Purchaser complete and accurate copies of Seller’s federal, state and local Tax Returns for the years ended June 30, 2001, 2002, 2003, 2004, 2005 and 2006 (federal) and December 31, 2001, 2002, 2003, 2004, 2005 and 2006 (state) as well as complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Seller at any time. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney granted by Seller with respect to any Taxes is currently in force.

(D) Lien. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the assets of Seller or any shares of its capital stock.

(E) Prior Affiliated Groups. Seller is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Seller does not have any Liability for the Taxes of any Person (other than such Company) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

(F) Tax Sharing Agreements. There are no agreements for the sharing of Tax liabilities or similar arrangements (including indemnity arrangements) with respect to or involving Seller or any of its assets or the Business, and, after the Closing Date, neither Seller nor any of its assets or the Business shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

(G) Partnerships and Single Member LLC’s. Seller (i) is not subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity, (iii) is not a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) and (iv) is not a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

(H) No Withholding. Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

(I) International Boycott. Seller has not participated in and is not participating in an international boycott within the meaning of Section 999 of the Code.

(J) Permanent Establishment. Except as set forth in Schedule 4.10(k), Seller does not have and has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(K) Parachute Payments. Except as set forth on Schedule 4.10(l), Seller is not a party to any existing Contract, arrangement or plan that has resulted or would result (upon the Closing or otherwise), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280(G) of the Code.

(L) Tax Shelters. Neither Seller nor any Subsidiary has participated in and is not participating in, any transaction described in Section 6111(c) or (d) of the Code or Section 6112(b) of the Code or the Treasury Regulations thereunder, or in any reportable transaction described in such regulations.

4.11 Facilities. Seller does not own any Owned Real Property or any interest, other than a leasehold interest, in any Facility or real property. Schedule 4.11(a) lists and describes all Facilities and real property leased by Seller and all subleases. Except for Facility Leases and subleases listed on Schedule 4.11(a), there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any Facility, or any real property in connection with the Business or any portion thereof or interest in any such Facility or real property.

4.12 Intellectual Property; Software.

(A) Schedule 4.12(a) hereto sets forth contains a true, correct and complete list of all Intellectual Property owned by Seller (the “Owned Proprietary Rights”). Schedule 4.12(a) hereto also lists each material license for Intellectual Property licensed by Seller (the “Licensed Proprietary Rights”).

(B) Except as disclosed in Schedule 4.12(b), (i) to the best of Seller’s Knowledge, the operation of the business of Seller, including the use of the Owned Proprietary Rights, does not infringe or misappropriate or otherwise materially violate the Intellectual Property rights of any third party, and no claim is pending or, to the knowledge of Seller, threatened against Seller alleging any of the foregoing, (ii) Seller owns, or with respect to the Licensed Proprietary Rights, licenses all of the Intellectual Property necessary for the conduct of the business of Seller, and (iii) except for the Owned Proprietary Rights and the Licensed Proprietary Rights, no material right, license, lease, consent, or other agreement is required with respect to any Intellectual Property for the conduct of the business of Seller.

(C) Subject only to the terms of the licenses listed on Schedule 4.12(c) or licenses that are immaterial to the Ordinary Course of Business of the Company, or except as disclosed in Schedule 4.12(c), Seller is (i) the sole owner of the entire and unencumbered right, title and interest in and to each item of the Owned Proprietary Rights, and (ii) entitled to use the Owned Proprietary Rights and Licensed Proprietary Rights in the ordinary course of its business to the extent such Proprietary Rights are used in the operation of the business of the Company.

(D) Except as disclosed in Schedule 4.12(d), the Owned Proprietary Rights and Licensed Proprietary Rights include all of the material Intellectual Property used in the Business, and there are no other items of Intellectual Property that are material to the Business.

(E) Schedule 4.12(e) lists all material correspondence and all written opinions in its possession relating to potential infringement or misappropriation (i) by Seller of any proprietary rights of any third party or (ii) by any third party of any of the Owned Proprietary Rights or Licensed Proprietary Rights.

(F) Except as disclosed in Schedule 4.12(f), to the Knowledge of Seller, no third party is engaging in any activity that infringes or misappropriates the Owned Proprietary Rights or Licensed Proprietary Rights.

(G) Seller has a license to use all software development tools, library functions, compilers and other third-party software that are used in the operation of the Business and are material to the Business, taken as a whole. To the knowledge of Seller, all material software used in the Business is free of all viruses, worms and trojan horses, and does not contain any critical bugs, errors, or problems, in each case that reasonably would be expected to have a material adverse impact on the Business, taken as a whole.

4.13 Contracts; No Defaults.

(A) Schedule 4.13(a) contains a complete and accurate list, and Seller has made available to Buyer true and complete copies, of all Seller Contracts of the following categories:

(1) Contracts that involve performance of services or delivery of goods by Seller during any twelve (12) month period of an amount or value, individually or, for a series of related Contracts, in the aggregate, in excess of Five Thousand Dollars ($5,000);Contracts that involve performance of services or delivery of goods or materials to Seller during any twelve (12) month period of an amount or value, individually or, for a series of related Contracts, in the aggregate, in excess of Five Thousand Dollars ($5,000);

(2) Contracts that were not entered into in the Ordinary Course of Business;

(3) Facility Leases and Leases of Tangible Personal Property of Seller and other Contracts, in each case, affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments, in each case, of less than Five Thousand Dollars ($5,000) and with terms of less than one year);

(4) Licensing agreements of Seller and other Contracts, in each case, with respect to patents, trademarks, copyrights or other Intellectual Property as well as the forms of all agreements with current or former employees, consultants or contractors regarding the appropriation of, or the non-disclosure of, any of the Intellectual Property set forth on Schedule 4.12(a);

(5) collective bargaining agreements of Seller and other Contracts, in each case, to or with any labor union or other employee representative of a group of employees and each other written employment or consulting agreement with any employees or consultants;

(6) joint ventures or partnerships (however named) of Seller and other Contracts, in each case, involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(7) Contracts containing covenants that in any way purport to restrict the business activity of Seller or limit the freedom of Seller to engage in any line of business or to compete with any Person or that subject Seller to confidentiality or non-disclosure obligations;

(8) Contracts providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(9) powers of attorney granted by or to Seller that are currently effective and outstanding;

(10) Contracts entered into other than in the Ordinary Course of Business that contain or provide for an express undertaking by Seller to be responsible for consequential damages;

(11) Contracts for capital expenditures relating to the Business in excess of Five Thousand Dollars ($5,000) individually or Ten Thousand Dollars ($10,000) in the aggregate;

(12) Contracts which, to the Knowledge of Seller, will result in a material loss to Seller;

(13) Contracts between Seller and any of its former or current stockholders or shareholders, directors, officers and employees (other than standard employment agreements previously furnished to or approved by Buyer and other than option and warrant agreements with Seller’s officers, directors and employees);

(14) written warranties, guaranties, and/or other similar undertakings with respect to contractual performance extended by Seller, other than in the Ordinary Course of Business; and

(15) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

All Contracts which are not in writing and/or which have not been delivered to Buyer (i) may be terminated by Seller at any time upon giving notice to the other party to such Contracts and without any payment by, penalty against, or Liability of Seller and (ii) do not contain any minimum or maximum volume, minimum payment, exclusivity, product update, or other similar obligations or provisions that bind Seller.

(B) Except as set forth in Schedule 4.13(b), to the Knowledge of Seller, no officer, director, agent, employee, consultant or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or contractor to (i) engage in or continue any conduct, activity or practice relating to the Business or (ii) assign to Seller or to any other Person any rights to any invention, improvement or discovery.

(C) Except as set forth in Schedule 4.13(c), each Contract set forth on Schedule 4.13(a) is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(D) Except as set forth in Schedule 4.13(d):

(1) Seller is, and at all times has been, in compliance with all material terms and requirements of each Contract set forth on Schedule 4.13(a) under which Seller has or had any obligation or Liability or by which Seller or any of the assets owned or used by Seller is or was bound;

(2) to the Knowledge of Seller, each other Person that has or had any obligation or Liability under any Contract set forth on Schedule 4.13(a) under which Seller has or had any rights is, and has been, in compliance with all material terms and requirements of such Contract;

(3) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract set forth on Schedule 4.13(a); and

(4) Seller has not given to or received from any other Person, any written or, to the Knowledge of Seller, other notice or other communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract set forth on Schedule 4.13(a).

(E) Except as set forth on Schedule 4.13(e), there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts, as applicable, with any Person and no such Person has made written demand for such renegotiation.

(F) Contracts relating to the provision of products or services by Seller have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Laws.

(G) Seller has no reason to believe that the products and services called for by any unfinished Seller Contract cannot be supplied in accordance with the terms of such Contract, including time specifications, and has no reason to believe that any unfinished Contract will upon performance by Seller result in a loss to Seller.

(H) All of the Seller Contracts set forth on Schedule 4.13(a) are assignable to Buyer without the consent of any other Person, except as specifically noted on Schedule 4.5(b).

4.14 Employee Benefits.

(A) Schedule 4.14 contains a complete list of all Employee Plans (i) covering employees, directors or consultants or former employees, directors or consultants in, or related to, the Business and/or (ii) with respect to which Buyer may incur any Liability (“Business Employee Plans”). Seller has delivered or made available to Buyer true and complete copies of all Employee Plans, including written interpretations thereof and written descriptions thereof which have been distributed to Seller’s employees and for which Seller has copies, all annuity contracts or other funding instruments relating thereto, and a complete description of all Employee Plans which are not in writing.

(B) Neither Seller nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any Pension Plan subject to Title IV of ERISA, any Multiemployer Plan or any Registered Pension Plan in Canada.

(C) Each Welfare Plan which covers or has covered employees or former employees of Seller or of its Affiliates in the Business and which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

(D) There is no Legal Proceeding or Order outstanding, relating to or seeking benefits under any Business Employee Plan that is pending, threatened or anticipated against Seller, any ERISA Affiliate or any Employee Plan.

(E) Neither Seller nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Welfare Plan (i) covering employees, directors or consultants or former employees, directors or consultants in, or related to, the Business and (ii) with respect to which Buyer may incur any Liability.

(F) There are no liens arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Business Employee Plan or arising in connection with any excise tax or penalty tax with respect to any Business Employee Plan.

(G) Each Business Employee Plan has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable laws, including, without limitation, ERISA and the Code.

(H) Seller and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Business Employee Plan and applicable Law or required to be paid as expenses or as Taxes under applicable Laws, under such Employee Plan, and Seller and its ERISA Affiliates shall continue to do so through the Closing Date.

(I) Seller has no Business Employee Plan intended to qualify under Section 401 of the Code.

(J) Except as set forth on Schedule 4.14(j), neither the execution and delivery of this Agreement or other related agreements by Seller nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

(K) Neither Seller nor any ERISA Affiliate has incurred any liability with respect to any Employee Plan which may create or result in any liability to Buyer.

4.15 Labor Matters; Employees. Seller is not a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and, to the Knowledge of Seller, there is not threatened (i) any strike, slowdown, picketing, work stoppage or employee grievance process against Seller or the Business; (ii) any Legal Proceeding against or affecting Seller or the Business relating to the alleged violation of any Law or Order pertaining to labor relations or employment matters; or (iii) union organizing campaign or any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Seller, and no such action is contemplated by Seller. Seller has complied with all material Laws relating to employment, equal employment opportunity, nondiscrimination, harassment, retaliation, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational health and safety, and plant closing. Seller is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts (including, without limitation, amounts related to workplace safety and insurance), however designated, for failure to comply with any of the foregoing Laws.

4.16 Legal Proceedings. Except as set forth on Schedule 4.16, there is no Legal Proceeding or Order (a) pending or, to the Knowledge of Seller, threatened or anticipated against or affecting Seller, the Business or the Purchased Assets (or to the Knowledge of Seller, pending or threatened, against any of the officers, directors or employees of Seller with respect to their business activities related to or affecting the Business); (b) that challenges or that may have the effect of preventing, making illegal, delaying or otherwise interfering with any of the transactions contemplated by this Agreement; or (c) related to the Business or the Purchased Assets to which Seller is otherwise a party. To the Knowledge of Seller, there is no reasonable basis for any such Legal Proceeding or Order. Except as set forth on Schedule 4.16, to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the Business. Except as set forth on Schedule 4.16, neither Seller nor the Business or the Purchased Assets is subject to any Order of any Governmental Body and Seller is not engaged in any Legal Proceeding to recover monies due it or for damages sustained by it. Seller is not and has not been in Default with respect to any Order, and there are no unsatisfied judgments against Seller or the Business or the Purchased Assets. There are no Orders or agreements with, or Encumbrances by, any Governmental Body or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect Seller or any Facility or Former Facility.

4.17 Compliance with Law.

(A) Except as set forth on Schedule 4.17, Seller, to its Knowledge, and the conduct of the Business are and at all times have been in compliance with all Laws or Orders applicable to them or to the conduct and operations of the Business or relating to or affecting the Purchased Assets. Seller has not received any notice to the effect that, or otherwise been advised of (i) any actual, alleged, possible or potential violation of, or failure to comply with, any such Laws or Orders or (ii) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by Seller of, or a failure on the part of Seller, any such Laws or Orders or (ii) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except, in either case separately or the cases together, where such violation or failure to comply could not reasonably be expected to have a Material Adverse Effect.

(B) None of Seller, or any of its directors, officers or Representatives or to the Knowledge of Seller, any employee or other Person affiliated with or acting for or on behalf of Seller, has, directly or indirectly, (i) made any contribution, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any of its Affiliates or (D) in violation of any Laws of the United States (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. Sections 78dd-1 et seq.)) or any laws of any other country having jurisdiction; or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of Seller.

4.18 Permits. Schedule 4.18 sets forth a complete list of all Permits held by Seller or used in the conduct of the Business or which relate to the Purchased Assets. The Permits set forth on Schedule 4.18 collectively constitute all of the Permits necessary for Seller to lawfully conduct and operate the Business, as applicable, as they are presently conducted and to permit Seller to own and use the Purchased Assets to own and use its assets, in each case, in the manner in which they are presently owned and used. Except as set forth on Schedule 4.18, Seller is and at all times has been in compliance with all material Permits applicable to it or to the conduct and operations of the Business or relating to or affecting the Purchased Assets. Seller has not received any notice to the effect that, or otherwise been advised of (i) any actual, alleged, possible or potential violation of, or failure to comply with, any such Permits or (ii) any actual, alleged, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit set forth on or required to be set forth on Schedule 4.18. No event has occurred, and to Seller’s Knowledge no circumstance exists, that (with or without notice or lapse of time) (i) may constitute or result directly or indirectly in a violation by Seller of, or a failure on the part of Seller to comply with, any such Permits or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit set forth on or required to be set forth on Schedule 4.18. All applications for or renewals of all Permits have been timely filed and made and no Permit will expire or be terminated as a result of the consummation of the transactions contemplated by this Agreement. No present or former shareholder, director, officer or employee of Seller or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which Seller owns, possesses or uses.

4.19 Insurance. Schedule 4.19 sets forth a complete and accurate list (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) of all policies or binders of insurance of any kind or nature covering Seller, the Business, the Purchased Assets, or any employees, properties or assets of Seller relating to the Business, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. Seller has delivered to Buyer any statements by the accounting firm that reviewed the Financial Statements with regard to the adequacy of coverage or of the reserves for claims. All such policies are in full force and effect, insures Seller in reasonably sufficient amounts, and are sufficient for compliance with all applicable Laws and all Contracts to which Seller is a party. Seller is not in Default under any of such policies or binders, and Seller has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders and there are no outstanding unpaid premiums except in the Ordinary Course of Business of Seller. Such policies and binders are in full force and effect as of the Closing Date.

4.20 Inventory; Receivables; Payables.

(A) Schedule 4.20(a) contains a complete and accurate list of all Inventory constituting any part of the Purchased Assets set forth on the Interim Balance Sheet and the addresses at which the Inventory is located. The Inventory as set forth on the Interim Balance Sheet or arising since the Interim Balance Sheet Date was acquired and has been maintained in accordance with the regular business practices of Seller, consists of items of a quality and quantity usable or saleable in the Ordinary Course of Business, and is valued at reasonable amounts based on the normal valuation policy of Seller at prices equal to the lower of cost or market value on a first-in-first-out basis. None of such Inventory is obsolete, unusable, damaged or un-salable in the Ordinary Course of Business, except for such items of Inventory which have been written down to realizable market value, or for which adequate reserves have been provided, in the Interim Balance Sheet.

(B) Schedule 4.20(b) contains an accurate list of accounts receivable constituting part of the Purchased Assets. All accounts receivable of Seller constituting any part of the Purchased Assets set forth on the Interim Balance Sheet and all accounts receivable arising since the Interim Balance Sheet Date, have arisen from bona fide transactions in the Ordinary Course of Business. None of the accounts receivable of Seller constituting any part of the Purchased Assets reflected on the Interim Balance Sheet and arising since the Interim Balance Sheet Date are subject to any defenses, counterclaims or rights of setoff and all such accounts receivables are fully collectible in the Ordinary Course of Business at the aggregate recorded amounts thereof, net of any applicable reserves for returns, discounts, chargebacks, unauthorized deductions or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past custom and practice and in accordance with GAAP consistently applied or, in the case accounts receivable arising since the Interim Balance Sheet Date, net of any applicable reserves, the amount of which shall be reasonable and shall not be greater than the amount of such reserves as set forth on the Interim Balance Sheet.

(C) All accounts payable of Seller pertaining to the Purchased Assets or constituting any part of the Assumed Liabilities reflected on the Interim Balance Sheet or arising after the Interim Balance Sheet Date are the result of bona fide transactions in the Ordinary Course of Business and have been paid or will be paid in Seller’s Ordinary Course of Business or are not yet due and payable (in all cases without any extensions of payment terms or waivers of penalties being sought or extended).

4.21 Related Party Transactions. Except as set forth on Schedule 4.21, none of Seller, any Affiliate thereof, Seller’s shareholders or any Affiliate or Family Member thereof is presently or has, since the Interim Financial Statements, borrowed any moneys from or has any outstanding debt or other obligations to Seller or is presently a party to any transaction with Seller relating to the Business. Except as set forth on Schedule 4.21, none of Seller, any Affiliate thereof, or any director, officer or key employee of any such Persons (a) owns any direct or indirect interest of any kind in (except for ownership of less than 1% of any public company, provided, that such owner’s role is that solely of a passive investor), or controls or is a director, officer, employee or partner of, consultant to, lender to or borrower from, or has the right to participate in the profits of, any Person which is (i) a competitor, supplier, customer, landlord, tenant, creditor or debtor of Seller, (ii) engaged in a business related to the Business or (iii) a participant in any transaction to which Seller is a party or (b) is a party to any Contract with Seller. Except as set forth on Schedule 4.21, Seller has no Contract or understanding with any officer, director or key employee of Seller or any of Seller’s shareholders or any Affiliate or Family Member thereof with respect to the subject matter of this Agreement, the consideration payable hereunder or any other matter.

4.22 No Brokers. Except as set forth on Schedule 4.22, none of Seller or any of the Affiliates or Representatives of Seller has entered into or will enter into any Contract, agreement, arrangement or understanding with any broker, finder or similar agent or Person which will result in the obligation of Buyer to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement. Buyer shall have no responsibility, liability or obligation related to any finder’s fee, brokerage commission or similar payment in connection with any of the items set forth on Schedule 4.22.

4.23 No Other Agreements. Neither Seller, nor any of its shareholders, officers, directors or Affiliates has any legal obligation, absolute or contingent, to any other Person to sell, assign or transfer any part of the Purchased Assets (other than Inventory and fixed assets in the Ordinary Course of Business), to sell any stock of or other equity interest (other than warrants or options in favor of Seller’s officers, directors or employees) in Seller or to effect any merger, consolidation or other reorganization of Seller or to enter into any agreement with respect thereto.

4.24 Material Misstatements Or Omissions. To the knowledge of Seller, no representation or warranty made by Seller in this Agreement or the Disclosure Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article V are true and correct as of the Agreement Date and as of the Closing Date.

5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

5.2 Authorization. Buyer has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer in connection with the consummation of the transactions contemplated hereby (such other agreements, documents, instruments and certificates required to be executed by Buyer being hereinafter referred to, collectively, as the “Buyer Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each of the Buyer Documents have been duly authorized by all necessary action on behalf of Buyer. This Agreement and each of the Buyer Documents have been duly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each of the Buyer Documents constitute, valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

5.3 Conflicts; Third Party Consents. Neither the execution and delivery of this Agreement or the Buyer Documents nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (a) conflict with, or result in the breach of, any provision of the certificate of formation or the operating agreement of Buyer, (b) conflict with, violate, result in the breach or termination of, or constitute a Default under any indebtedness, instrument, obligation or Contract to which Buyer is a party or by which Buyer or its properties or assets are bound or (c) violate any Law or any Order of any Governmental Body by which Buyer or its properties or assets are bound. No Order of, Consent or Permit from or declaration or filing with, or notification to, any Person, including, without limitation, any Governmental Body, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement or the Buyer Documents and the consummation of the transactions contemplated hereby and thereby.

5.4 Organization and Qualification. Buyer and each of its Subsidiaries, if any, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. Buyer and each of its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

5.5 Authorization; Enforcement. (i) Buyer has all requisite corporate power and authority to enter into and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and to issue the GPS Shares, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement and the Ancillary Agreements by Buyer and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by Buyer’s Board of Directors and no further consent or authorization of Buyer, its Board of Directors, its shareholders or any third party is required, (iii) this Agreement has been, and the Ancillary Agreements when executed, will be duly executed and delivered by Buyer, and (iv) this Agreement constitutes, and upon execution and delivery by Buyer of the Ancillary Agreements, each of such instruments will constitute, a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

5.6 Capitalization.

(A) As of the date hereof, the authorized capital stock of Buyer consists solely of (i) 1,600,000,000 shares of Common Stock, of which 395,746,410 shares are issued and outstanding; 10,000,000 shares are reserved for issuance pursuant to Buyer’s stock option plans, of which options for the purchase of 9,390,000 are outstanding; 15,000,000 shares are issuable pursuant to options not issued pursuant to stock option plans; 638,629,284 shares are reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for shares of Common Stock; and 28,950,907 shares are issuable upon exercise of warrants; and (ii) 50,000,000 shares of preferred stock (the “Preferred Stock”), of which 15,000,000 shares have been designated “Series A Preferred Stock” and 4,000,000 have been designated “Series B Convertible Preferred Stock.” As of the date hereof, no shares of Series A Preferred Stock are outstanding, and a total of 3,124,089 shares of Series B Convertible Preferred Stock are issued and outstanding. Except as set forth in this paragraph and in Schedule 5.6, as of the date hereof there are no other securities exercisable for, or convertible into or exchangeable for shares of capital stock of Buyer, and Buyer has no contractual or other obligation to issue any shares of capital stock. There are no other authorized shares of capital stock or voting securities. Buyer currently has a sufficient number of authorized shares of Common Stock to cover all shares of Common Stock that are issuable as of the date of this Agreement if all currently issued and outstanding options, warrants and convertible or exchangeable securities were exercised, converted or exchanged on the date hereof.

(B) Immediately after giving effect to the transactions contemplated by this Agreement, the authorized capital stock of Buyer will consist of 1,600,000,000 shares of Common Stock, of which a maximum of 524,912,778 shares will be issued and outstanding (assuming no exercise of currently outstanding options or warrants or conversion of Preferred Stock.

(C) All of Buyer’s outstanding shares of capital stock are duly and validly issued, fully paid and nonassessable and were issued in compliance with state and federal securities laws and were not issued in violation of any preemptive or similar rights.

(D) The GPS Shares to be issued pursuant to this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement will be fully paid and non-assessable and will be free and clear of any liens other than any liens created by the holder thereof, and will not be issued in violation of any preemptive or similar rights and will be issued in compliance with federal and state securities laws.

(E) Except for the Shareholder Agreement entered into as of December 29, 2006 by and between Buyer, Great White Shark Enterprises, Inc., Leisurecorp LLC, Robert C. Silzer, Sr., and Douglas Wood, Buyer is not a party or subject to any agreement or understanding relating to the voting or giving of written consents with respect to any capital stock or by a director of Buyer.

5.7 No Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby will not (i) conflict with or result in a violation of any provision of the Articles of Incorporation or By-laws or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, patent, patent license or instrument to which Buyer or any of its Subsidiaries is a party, or (iii) result in a violation of any Law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which Buyer or its securities are subject) applicable to Buyer or any of its Subsidiaries or by which any property or asset of Buyer or any of its Subsidiaries is bound or affected. The businesses of Buyer and its Subsidiaries, if any, are not being conducted, in violation of any law, ordinance or regulation of any governmental entity. Neither Buyer nor any of its Subsidiaries is in violation of its Articles of Incorporation, By-laws or other organizational documents and neither Buyer nor any of its Subsidiaries is in default under any material contract, agreement or understanding to which it is a party or by which it or its assets or properties is bound.

5.8 SEC Documents; Financial Statements. Since December 31, 2005, Buyer has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof). As of their respective dates, the financial statements of Buyer included in the SEC Documents, including the notes thereto (the “Financial Statements”), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were complete and correct in all material respects as of their respective dates, and were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present the consolidated financial condition and operating results of Buyer at the dates and during the periods indicated therein (subject in the case of unaudited statements, to normal and recurring year-end adjustments) Except as set forth in the Financial Statements, Buyer has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to March 31, 2007 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which in the case of (i) or (ii), individually or in the aggregate, are not material to the financial condition or operating results of Buyer.

5.9 Absence of Certain Changes. Since March 31, 2007, there has been no material adverse change and no material adverse development in the assets, liabilities, business, properties, operations, financial condition, results of operations or prospects of Buyer or any of its Subsidiaries.

5.10 Absence of Litigation. Except as set forth in the SEC Documents and Schedule 5.10, there is no action, suit, claim, proceeding, inquiry, or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Buyer or any of its Subsidiaries, threatened against or affecting Buyer or any of its Subsidiaries, or their officers or directors in their capacity as such, that could have a Material Adverse Effect. There is no judgment, decree or order against Buyer, or to the Knowledge of Buyer or any of its Subsidiaries, against its officers or directors (in their capacities as such) that could have a Material Adverse Effect.

5.11 Tax Status. Except as set forth in Schedule 5.11, Buyer and each of its Subsidiaries has made or filed all federal, state, local and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that Buyer and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Buyer know of no basis for any such claim. Buyer has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax.

5.12 Disclosure. All information relating to or concerning Buyer or any of its Subsidiaries set forth in this Agreement is true and correct in all material respects and Buyer has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. No event or circumstance known to Buyer has occurred or exists with respect to Buyer or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by Buyer but which has not been so publicly announced or disclosed.

5.13 Patents, Copyrights, etc. (i) Buyer and each of its Subsidiaries owns or possesses the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights (“Intellectual Property”) necessary to enable it to conduct its business as now operated; there is no claim or action by any person pertaining to, or proceeding pending, or to Buyer’s knowledge threatened, which challenges the right of Buyer or of a Subsidiary with respect to any Intellectual Property necessary to enable it to conduct its business as now operated; to the best of Buyer’s Knowledge, Buyer’s or its Subsidiaries’ current and intended products, services and processes do not infringe on any Intellectual Property or other rights held by any person; and Buyer is unaware of any facts or circumstances which might give rise to any of the foregoing. Buyer and each of its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of their Intellectual Property.

5.14 Environmental Matters.

(A) There are, to Buyer’s Knowledge, with respect to Buyer or any of its Subsidiaries or any predecessor of Buyer, no past or present violations of Environmental Laws (as defined below), releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws and neither Buyer nor any of its Subsidiaries has received any notice with respect to any of the foregoing, nor is any action pending or, to Buyer’s Knowledge, threatened in connection with any of the foregoing. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(B) Other than those that are or were stored, used or disposed of in compliance with applicable law, no Hazardous Materials are contained on or about any real property currently owned, leased or used by Buyer or any of its Subsidiaries, and no Hazardous Materials were released on or about any real property previously owned, leased or used by Buyer or any of its Subsidiaries during the period the property was owned, leased or used by Buyer or any of its Subsidiaries, except in the normal course of Buyer’s or any of its Subsidiaries’ business.

(C) To the best of Buyer’s Knowledge, there are no underground storage tanks on or under any real property owned, leased or used by Buyer or any of its Subsidiaries that are not in compliance with applicable law.

5.15 Title to Property. Buyer and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of Buyer and its Subsidiaries. Any real property and facilities held under lease by Buyer and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

5.16 Internal Accounting Controls. Buyer and each of its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of Buyer’s board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.17 Permits; Compliance. Buyer and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Company Permits”), and there is no action pending or, to the Knowledge of Buyer, threatened regarding suspension or cancellation of any of Buyer Permits. Neither Buyer nor any of its Subsidiaries is in conflict with, or in default or violation of, any of Buyer Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Since December 31, 2006, neither Buyer nor any of its Subsidiaries has received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Material Adverse Effect.

5.18 Foreign Corrupt Practices. Neither Buyer, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of Buyer or any Subsidiary has, in the course of his actions for, or on behalf of, Buyer, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

5.19 OTCBB. Buyer is not in violation of the quotation requirements of the Over-the-Counter Bulletin Board (the “OTCBB”) and does not reasonably anticipate that the Common Stock will be removed by the OTCBB in the foreseeable future. Buyer and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

5.20 Certain Registration Matters. Assuming the accuracy of the Seller’s representations and warranties set forth in Article IV, no registration under the Securities Act is required for the issuance of the GPS Shares to Seller hereunder.

5.21 No Brokers. Neither Buyer nor any of its Affiliates or Representatives has entered into or will enter into any Contract, agreement, arrangement or understanding with any broker, finder or similar agent or Person which will result in the obligation of Seller to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE VI.

COVENANTS OF SELLER AND BUYER

Seller and Buyer each covenant with the other as follows:

6.1 Further Assurances. Upon the terms and subject to the conditions contained in this Agreement, the parties agree, before and after the Closing, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to cooperate with each other in connection with the foregoing. As promptly as possible after the Agreement Date, Seller will make all filings required by Law to be made by them in order to consummate the transactions contemplated hereby, will obtain all other required Consents (provided, that Buyer shall not be required to make any payments, commence litigation or agree to modifications of the terms of any Contracts or Leases in order to obtain any such Consent) and Permits and will apply for any new Permits necessary to consummate the transactions contemplated hereby. As promptly as possible after the Agreement Date, Buyer will give all notices to third parties and make all filings required by Law to be made by it in order to consummate the transactions contemplated hereby.

6.2 Conduct of Business.

(A) From the Agreement Date through the Closing Date, Seller shall, except as permitted by this Agreement or as consented to by Buyer in writing, conduct the Business only in the Ordinary Course of Business and (i) will not take any action inconsistent with this Agreement or any of the Ancillary Agreements or with the consummation of the transactions contemplated hereby and thereby, (ii) will not take any of the actions described in Section 4.9(B), (C), (D), (E), (H), (J), (K), (L), (M), (N), (O), (P), (Q), (T), (U), (V), (W), (X), or (Z), and (iii) use its Best Efforts to maintain the Purchased Assets in a state of repair and condition that complies with Laws and is consistent with the requirements of the Business as it is presently conducted. In addition and without limiting the generality of the foregoing, Seller shall not, and except as specifically permitted by this Agreement or as consented to by Buyer in writing, take any affirmative action, or fail to take any reasonable action, in each case which would reasonably be expected to result in the occurrence of any of the changes or events listed in Section 4.9 of this Agreement.

(B) Seller shall provide Buyer weekly cash receipts and disbursements reports as reasonably requested by Buyer depicting actual transactions and a running four-week forecast of transactions. Seller shall also specifically receive Buyer authorization to hire any additional employees or commit to any capital expenditures greater than that set forth in Section 4.9(M) through Closing.

(C) Subject to compliance with the foregoing, Buyer shall arrange to cover any cash flow shortfall from Seller’s operations as Buyer deems necessary to preserve the Business based on the forecasts provided to Buyer. In the event that this Agreement is terminated pursuant to Section 9.3(A)(1), 9.3(A)(2)(b), or 9.3(A)(3), all funds advanced or provided by Buyer to cover Seller’s cash flow shall be payable by Seller on demand, and Seller hereby grants a security interest in favor of Buyer in all of the Purchased Assets to secure Seller’s obligations hereunder. Seller shall execute and file a UCC-1 financings statement with respect to the foregoing.

6.3 Intentionally deleted.

6.4 Consents. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any of the Purchased Assets or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the Consent of a third party thereto, would constitute a Default thereof or in any way adversely affect the rights of Buyer thereunder or thereto. Buyer and Seller further agree that, although Buyer and Seller agree to cooperate with each other in attempting to obtain all Consents, any failure to obtain any Consents by either Buyer or Seller, as the case may be, for any reason whatsoever shall not constitute a Breach of this Agreement by Seller or Buyer, as the case may be. If any of the Purchased Assets are not assigned to Buyer on the Closing Date due to circumstances described in this Section 6.4, then Buyer shall not assume any Liabilities related to or arising out of such non-transferred Purchased Asset until such Purchased Asset can be properly transferred to Buyer and Buyer has all of the benefits of such Purchased Asset. If any Consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will use its Best Efforts to provide to Buyer the benefits of such Purchased Assets, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the Default or cancellation by such third party or otherwise. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 6.4 shall be deemed to constitute a waiver or have any effect on the conditions to Buyer’s obligations to consummate the transactions contemplated hereby as set forth in Section 7.2(e).

6.5 Notification of Certain Matters. From the Agreement Date to the Closing Date, Seller or Buyer, as the case may be, shall give prompt notice to the other party (the “Disclosure Letter”) of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any failure of Seller or Buyer, as the case may be, or any of such party’s Affiliates or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person under this Agreement or any exhibit or schedule hereto. Seller or Buyer, as the case may be, shall promptly notify the other party of any default, the threat or commencement of any Legal Proceeding, or any development that occurs before the Closing that could have a Material Adverse Effect. In addition, during such period, Seller will confer with Buyer concerning operational matters of a material nature and otherwise report periodically to Buyer concerning the status of the Business.

6.6 Employee Matters.

(A) Seller shall be solely responsible for all obligations and Liabilities arising under or with respect to all Employee Plans. Buyer shall not assume any Employee Plan or any obligation or Liability thereunder.

(B) Buyer shall extend offers of employment to those of Seller’s employees whom it desires to hire including those listed on Exhibit E-2 (“Potential Employees”), which offers shall be on terms and conditions which Buyer shall determine in its sole discretion. Seller shall cause the termination of the employment of all Potential Employees that are actually hired by Buyer (“Rehired Employees”) immediately prior to the Closing and shall cooperate with and use its Best Efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with Potential Employees. The participation of each Rehired Employee under the Employee Plans shall cease as of the Closing Date. Nothing contained in this Agreement shall confer upon any employee of Seller any right with respect to continued employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any Rehired Employee at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees. Notwithstanding anything herein to the contrary, Buyer shall pay two weeks severance to any Rehired Employee terminated within six months of the Closing Date.

(C) Seller and its ERISA Affiliates (as defined below) shall comply with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as set forth in Section 4980B of the Code and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, with respect to any employee, former employee or beneficiary of any such employee or former employee who is covered under any Group Health Plan (as defined in Section 5001(b)(1) of the Code) maintained by Seller and its ERISA Affiliates as of the Closing Date or whose “qualifying event,” within the meaning of Section 4980B(f) of the Code, occurs on or prior to the Closing Date, whether pursuant to the provisions of COBRA or otherwise. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, Seller as defined in Section 414(b), (c), (m) or (o) of the Code.

(D) Buyer and its ERISA Affiliates shall comply with the provisions of COBRA, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA with respect to each Rehired Employee after the Closing Date who is covered under any Group Health Plan (as defined in Section 5001(b)(1) of the Code) maintained by Buyer and its ERISA Affiliates after the Closing Date or whose “qualifying event,” within the meaning of Section 4980B(f) of the Code, occurs after the Closing Date, whether pursuant to the provisions of COBRA or otherwise.

(E) No provision of this Agreement shall create any third party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Buyer or under any benefit plan which Buyer may maintain.

(F) Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continued employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any Rehired Employee at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees.

(G) For a period of three years after Closing, Seller shall not, directly or indirectly, solicit for employment any employee of Seller whose employment is continued by Buyer after the Closing Date or any employee of Buyer or any successor or Affiliate of Buyer which is engaged in the Business, unless Buyer first terminates the employment of such employee or gives its written consent to such employment or offer of employment; provided, however, Seller shall not be prohibited from hiring an employee of Buyer (other than a former employee of Seller whose employment was continued by Buyer after the Closing Date) who, with no advance knowledge of or discussions with Seller, terminates employment with Buyer and applies for a posted job with Seller.

6.7 Collection of Accounts Receivable and Letters of Credit. At the Closing, Buyer will acquire hereunder, and thereafter Buyer or its designee shall have the right and authority to collect for Buyer’s or its designee’s account, all receivables, letters of credit and other items which constitute a part of the Purchased Assets, and Seller shall, within five business days after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Buyer any letters of credit, documents or checks received on account of or otherwise relating to any such receivables, letters of credit or other items. Seller shall promptly transfer or deliver to Buyer or its designee any cash or other property that Seller may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letters of credit or receivable of any character, or any other item constituting a part of the Purchased Assets.

6.8 Books and Records. Each party hereto agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 6.8 shall be kept confidential by the party obtaining such information, subject to any disclosure that is required to be made by such party in order to comply with applicable Laws or the rules or regulations of any securities exchange upon which its securities are traded.

6.9 Tax Matters.

(A) Payment. Seller shall pay, or cause to be paid, when due all Taxes for which Seller is or may be liable that are or may become payable with respect to all taxable periods ending on, prior to or after the Closing Date.

(B) Cooperation and Records Retention. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any Tax authority or Legal Proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, Legal Proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Returns of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

(C) Payment of Liabilities. Following the Closing Date, Seller shall pay promptly when due all of the Liabilities for Taxes of Seller and other debts and Liabilities of Seller, other than the Assumed Liabilities.

6.10 Intentionally Deleted.

6.11 No-Shop Clause.

(A) From and after the date of the execution and delivery of this Agreement by Seller until the termination of this Agreement or the consummation of the transactions contemplated hereby, Seller will not, without the prior written consent of Buyer or except as otherwise permitted by this Agreement directly or indirectly: (i) sell, assign, lease, pledge or otherwise transfer or dispose of all or any portion of the Purchased Assets, the Business or any material portion or amount of equity securities of Seller, whether through merger, consolidation, business combination, asset sale, share exchange or otherwise (and including in connection with an offer for all or a material portion of Seller’s stock or assets) (each of such actions being an “Acquisition Proposal”); (ii) solicit offers for, offer up or seek any Acquisition Proposal; (iii) initiate, encourage or provide any documents or information to any third party in connection with, discuss or negotiate with any person regarding any inquires, proposals or offers relating to any Acquisition Proposal; or (iv) enter into any agreement or discussions with any party (other than Buyer) with respect to any Acquisition Proposal.

(B) Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 6.11(a) by any of Seller’s Representatives shall be a breach of Section 6.11(a) by Seller. Upon execution of this Agreement, Seller shall, and shall cause its Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of Seller be returned.

(C) Seller shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Buyer of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the Person and its Affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Buyer a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing, and shall keep Buyer fully informed on a prompt basis with respect to any developments with respect to the foregoing.

6.12 Assignment of Agreements. Following Closing, Seller shall use its Best Efforts to assign to Buyer as soon as possible following Closing (i) those agreements set forth on Schedule 4.5(b) hereto and (ii) those agreements which are being negotiated at the time of the Agreement Date which are executed following the Agreement Date by Seller and a third party and which would have been set forth on Schedule 4.5(b) hereto had such agreements been executed prior to the Agreement Date (as reasonably agreed by Buyer and Seller).

ARTICLE VII.

CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions to Seller’s Obligations to Close. The obligations of Seller to consummate the transactions provided for hereby are subject to the satisfaction, before or on the Closing Date, of each of the conditions set forth below in this Section 7.1, any of which may be waived by Seller.

(A) Representations, Warranties and Covenants. (i) All representations and warranties of Buyer contained in this Agreement, except for those representations and warranties the Breach of which could not (individually or in the aggregate) reasonably be expected to have a Condition-Related Material Adverse Affect, shall be true and correct at and as of the Agreement Date and at and as of the Closing Date, except to the extent such representations and warranties expressly relate solely to an earlier date, and (ii) Buyer shall have performed and satisfied all agreements and covenants, except for those covenants and agreements the breach of which could not (individually or in the aggregate) reasonably be expected to have a Condition-Related Material Adverse Affect, required hereby to be performed by it before or on the Closing Date.

(B) No Actions or Court Orders. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Purchased Assets contemplated hereby illegal or otherwise prohibited.

(C) Ancillary Agreements. Buyer shall have executed and delivered the Ancillary Agreements to which Buyer is a party.

(D) Closing Deliverables. Buyer shall have delivered, or caused to be delivered, to Seller those items set forth in Section 3.2(B) hereof.

(E) No Material Adverse Change. There shall have been no Condition-Related Material Adverse Change relating to Buyer.

(F) Club Car Agreement. Buyer shall have agreed to assume the definitive “Development Agreement” and the IQLink patent non-exclusive license in a form acceptable to Buyer in its sole discretion as generally outlined in the Letter of Intent dated June 28, 2007 between the Seller and Club Car, Inc. attached to this Agreement as Exhibit J.

(G) Officer’s Certificate. Buyer shall furnish to Seller with such certificates of Buyer’s officers (including incumbency certificates) as Seller may reasonably request in order to evidence compliance with the conditions set forth in this Section 7.1.

7.2 Conditions to Buyer’s Obligations to Close. The obligations of Buyer to consummate the transactions provided for hereby are subject to the satisfaction, before or on the Closing Date, of each of the conditions set forth below in this Section 7.2, any of which may be waived by Buyer.

(A) Representations, Warranties and Covenants. (i) All representations and warranties of Seller contained in this Agreement, except for those representations and warranties the Breach of which could not (individually or in the aggregate) reasonably be expected to have a Condition-Related Material Adverse Affect, shall be true and correct at and as of the Agreement Date and at and as of the Closing Date, except to the extent such representations and warranties expressly relate solely to an earlier date, and (ii) Seller shall have performed and satisfied all agreements and covenants, except for those covenants and agreements the breach of which (individually or in the aggregate) could not reasonably be expected to have a Condition-Related Material Adverse Affect, required hereby to be performed by it before or on the Closing Date.

(B) No Actions or Court Orders. No Action by any Governmental Body or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer, the Purchased Assets or the Business materially if the transactions contemplated hereby are consummated, and which could (individually or in the aggregate) have a Condition-Related Material Adverse Effect. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Purchased Assets contemplated hereby illegal or otherwise prohibited.

(C) Authorization. Buyer shall have received from Seller a copy of resolutions adopted by the Board of Directors of Seller approving this Agreement and the Ancillary Agreements to which Seller is a party and the transactions contemplated hereby or thereby and Seller shall have obtained from its stockholders the approval of the transactions contemplated by this Agreement, which approval shall be by the vote in favor of such transactions by shares representing at least a majority of the shares eligible to vote.

(D) Ancillary Agreements. Seller shall have executed and delivered the Ancillary Agreements to which it is a party.

(E) Consents. All Permits, consents, approvals and waivers from Governmental Bodies and other Persons set forth on Schedule 7.2(e) shall have been obtained, except to the extent that the failure to obtain such Permits, consents, approvals and waivers could not reasonably be expected to materially damage Buyer after the Closing.

(F) No Material Adverse Change. There shall have been no Condition-Related Material Adverse Change relating to Seller.

(G) Employees. Each of the employees listed on Exhibit E-2 shall have agreed to accept employment with Buyer pursuant to an agreement substantially in the form of the Employment Agreement attached hereto as Exhibit E-1, it being understood that the terms may vary based on the individual.

(H) Non-Competition Agreements. The Non-Competition Agreements between Buyer and each of Seller, Flatrock Capital Corporation, Howard Auman and Leslie Moor, dated as of the Closing Date, in the form attached hereto as Exhibit F, shall not have terminated and shall be in full force and effect.

(I) Officer’s Certificate. Seller shall furnish Buyer with such certificates of Seller’s officers (including incumbency certificates) as Buyer may reasonably request in order to evidence compliance with the conditions set forth in this Section 7.2.

(J) Tax Clearance. Seller shall have provided notice to any state taxing authority requiring such notice of the transactions contemplated by this Agreement and shall have used reasonable efforts to obtain any clearance certificate or similar document(s), if any, that may be required by such state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Consideration.

(K) Non-Foreign Status. Seller shall have furnished Buyer with an affidavit, stating, under penalty of perjury, the transferor’s United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

(L) Closing Deliverables. Seller shall have delivered, or caused to be delivered, to Buyer those items set forth in Section 3.2(A) hereof.

(M) ClubCar Agreement. The agreement with ClubCar shall have been modified under terms agreeable to Buyer, or new agreements created under terms agreeable with Buyer, provided that this condition shall be satisfied if the payment received for development is at least $750,000 plus a royalty of at least $10 per vehicle for not less than 60,000 vehicles.

ARTICLE VIII.

INDEMNIFICATION

8.1 Survival of Representations, Etc. All of the representations and warranties contained in this Agreement shall survive the Closing and shall continue in full force and effect for a period of twenty-five months after the Closing Date. The right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge of the party entitled to such right to indemnification acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

8.2 Indemnification.

(A) By Seller. Subject to Section 8.3, Seller hereby agrees (without duplication) to indemnify, protect, defend (at Buyer’s request), release and hold Buyer and its directors, officers, managers, members, employees, agents, successors, Affiliates and assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all Losses caused by:

(1) any Breach or material inaccuracy of any representation or warranty of Seller set forth in this Agreement (as may be modified by the Disclosure Letter and any supplements to the Disclosure Letter delivered prior to Closing) or contained in any certificate delivered by or on behalf of Seller pursuant to this Agreement;

(2) any Breach of any covenant made by Seller in or pursuant to this Agreement;

(3) any Excluded Liability;

(4) any Liability imposed upon Buyer by reason of Buyer’s status as transferee of the Business or the Purchased Assets other than any Assumed Liability;

(5) any Liability (A) imposed upon Buyer by reason of Buyer’s decision not to hire any of Seller’s employees, other than any Liability arising out of Buyer’s violation of any federal or state employment discrimination Law in its hiring practices with respect to Seller’s employees, or (B) under the WARN Act which may result from any termination of any employees of Seller in connection with the transactions contemplated by this Agreement;

(6) any Liability arising under or with respect to any and all Employee Plans, and any Liability with respect to any of Seller’s employees, former employees or service providers relating to acts or omissions which occurred on or prior to the Closing Date; or

(7) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based on any agreement or understanding alleged to have been made by such Person with Seller or any shareholder thereof (or any Person acting (or purportedly acting) on behalf of any such Person) in connection with the transactions contemplated by this Agreement.

(B) By Buyer. Subject to Section 8.3, Buyer hereby agrees (without duplication) to indemnify, protect, defend (at Seller’s request), release and hold Seller and its directors, officers, employees, agents, successors, Affiliates and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses caused by:

(1) any Breach or material inaccuracy of any representation or warranty of Buyer set forth in this Agreement (as may be modified by the Disclosure Letter and any supplements to the Disclosure Letter delivered prior to Closing) or contained in any certificate delivered by or on behalf of Buyer pursuant to this Agreement;

(2) any Breach of any covenant or other agreement made by Buyer in or pursuant to this Agreement;

(3) after the Closing, any Assumed Liability; or

(4) any Liability with respect to the Rehired Employees, including, without limitation, any Liability arising out of or related to termination of their employment and any claim for unfair labor practices, but only to the extent such Liability arises from actions taken by Buyer after the Closing Date.

(C) The term “Losses” as used in this Section 8.2 is not limited to matters asserted by third parties against any indemnified party, but includes Losses incurred or sustained by an indemnified party in the absence of third party claims.

8.3 Indemnification Procedures.

(A) In the event that any Legal Proceeding shall be instituted or any claim or demand shall be asserted (individually and collectively, a “Claim”) by any Person in respect of which payment may be sought under this Article VIII (regardless of the provisions of Section 8.3), the indemnified party shall reasonably and promptly cause written notice (a “Claim Notice”) of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be delivered to the indemnifying party; provided, however, that the failure of the indemnified party to give the Claim Notice shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto, except to the extent that the indemnifying party can demonstrate actual loss and material prejudice as a result of such failure. If the indemnifying party shall notify the indemnified party in writing within ten (10) Business Days (or sooner, if the nature of the Claim so requires) that the indemnifying party elects to assume the defense of such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more material legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to a single firm of separate counsel (plus any necessary local counsel), all at reasonable cost, of its own choosing, reasonably acceptable to the indemnifying party and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the prior written consent of the indemnified party, such consent not to be unreasonably withheld or delayed.

(B) If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as provided in this Section 8.3 or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Losses incurred in defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a material conflict or potential material conflict exists between the indemnified party and the indemnifying party that would make such separate representation required; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. If the indemnifying party shall assume the defense of any Claim, the indemnifying party shall obtain the prior written consent of the indemnified party before entering into any settlement of such Claim or ceasing to defend such Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the indemnified party or if such settlement or cessation does not expressly and unconditionally release the indemnified party from all Liabilities or obligations with respect to such Claim, with prejudice. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Claim.

8.4 Escrow.

(A) The obligations of Seller pursuant to Section 8.2 (the “Seller’s Indemnification”) shall be secured by deposit of the GPS Shares with a third party reasonably acceptable to Seller (“Escrow Agent”) for a period of twenty-five months from the Closing Date, it being understood that such deposit shall constitute a grant of a first priority security interest in the GPS Shares in favor of Buyer to secure the Seller’s Indemnification and that the Escrow Agent is acting as the agent of Buyer solely for purposes of perfecting such security interest. Such security interest shall automatically terminate with respect to any GPS Shares released from escrow upon the release of those Shares and Buyer shall promptly execute all such documents reasonably requested by Seller in order to evidence such termination.

(B) In the event that the amount of a Loss under Section 8.2 has been finally determined (the “Offset Amount”), Buyer shall have the right to request the Escrow Agent to deliver to Buyer such portion of the GPS Shares, valued for this purpose at $0.12 per share, as necessary to cover such Offset Amount, it being agreed that such remedy is reasonable under the applicable provisions of the Uniform Commercial Code. Buyer shall simultaneously send written notice of the release request to the Escrow Agent and to Seller. Seller shall have 15 Business Days in which to send to the Escrow Agent its written objection to the release of the applicable GPS Shares. If Seller sends such written objection to the Escrow Agent within 15 Business Days, the Escrow Agent shall not release the applicable GPS Shares to Buyer unless and until the Escrow Agent receives (a) a written notice executed by Seller and by Buyer authorizing the release of the GPS Shares to Buyer, or (b) a court order. In the absence of a timely objection, the Escrow Agent shall deliver the applicable Shares to Buyer.

(C) In determining the number of Target Shares subject to the Repurchase Right, the percentage shall apply to and be based on the number of GPS Shares remaining after any disposition pursuant to this Section.

(D) Notwithstanding anything herein to the contrary, for purposes of determining the number of GPS Shares necessary to cover the Offset Amount, the number of Shares shall be equal to the Offset Amount divided by $.12.

8.5 Release from Escrow.

(A) If Buyer does not exercise its Repurchase Right with respect to the First Tranche, then, on the First Anniversary Date, the Target Shares subject to such Tranche (but only such Tranche) shall be released from escrow to the extent such Shares are not necessary to cover the Offset Amount or the amount that in the reasonable and good faith judgment of Buyer may be necessary to satisfy any unresolved or unsatisfied Losses specified in any Claim Notice that has been delivered in good faith and in accordance with the terms hereof prior to the date of the scheduled release (a “Pending Claim Amount”).

(B) If Buyer elects to exercise its Repurchase Right with respect to the First Tranche, Seller shall have the right to receive the proceeds from such exercise and the proceeds from Seller’s Right of Increase (but only as to the First Tranche) to the extent such proceeds are not necessary to cover the Offset Amount or any Pending Claim Amount.

(C) All of the GPS Shares (or proceeds, if Buyer has exercised its Right of Repurchase of the Second Tranche) remaining in escrow shall be released from escrow upon the Second Anniversary Date, except as may be necessary to satisfy any Pending Claim Amount or cover any Offset Amount.

(D) If within 30 days after the First Anniversary Date or the Second Anniversary Date, as applicable, Seller delivers a written notice to Buyer of the Seller’s disagreement with Buyer’s determination of the amount necessary to satisfy any unresolved or unsatisfied Claims, Buyer and Seller shall cooperate in good faith in resolving the disagreement, and if such disagreement is not resolved in a reasonably prompt manner, agree to seek mutually agreeable third-party dispute resolution.

8.6 The terms of the escrow shall be set forth in an Escrow Agreement (the “Escrow Agreement”) substantially in the form of Exhibit I.

8.7 Limitations on Indemnifications. An indemnifying party shall not have any liability under Sections 8.1 or 8.2 for any Claims unless the aggregate amount of Losses to the indemnified parties finally determine to arise thereunder exceeds $125,000 (the “Indemnified Amount”), in which event the indemnifying party shall be required to pay the full amount of such Losses in excess of the Threshold Amount; provided, however, that the maximum liability of any party hereunder shall be limited to the consideration received by such party under this Agreement.

ARTICLE IX.

MISCELLANEOUS

9.1 Publicity. No party to this Agreement shall issue any press release or make any public announcement regarding the transactions contemplated by this Agreement without the prior written approval of the other party.

9.2 Confidential Information. The parties acknowledge that the transaction described in this Agreement is of a confidential nature and shall not be disclosed except to Representatives and Affiliates, or as required by Law, until such time as the parties make a public announcement regarding the transaction as provided in Section 9.1. No party shall make any public disclosure of the specific terms of this Agreement, except as required by Law. In connection with the negotiation of this Agreement and preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Such confidential information shall be subject to the Confidentiality Agreement and kept confidential. Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the tax treatment and tax structure of the transactions contemplated hereby upon the earlier to occur of (i) the date of the public announcement of discussions relating to the transactions contemplated hereby, (ii) the date of the public announcement of the transactions contemplated hereby, or (iii) the Agreement Date, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party hereto recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated hereby, including a confidential communication with its, his or her attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.

9.3 Termination Events.

(A) This Agreement may be terminated at any time prior to the Closing:

(1) by the mutual written agreement of Buyer and Seller;

(2) by Buyer or Seller (as long as Closing conditions have not then been satisfied in favor of the party electing to terminate):

(a) on or after October 31, 2007 if the Closing shall not have occurred by the close of business on such date, provided that such date may, from time to time, be extended by either party (with written notice to the other party) up to and including November 15, 2007, in the event that the conditions set forth in Section 7.1(B),(F) or Section 7.2(A), (B), (C), (E) or (G) have not been fully satisfied, or if Buyer has not obtained the cash to pay the $1,200,000 cash portion of the Purchase Price, (such date, as it may be extended, the “Outside Date”); and provided further, that the terminating or extending party may not be in default of any of its obligations hereunder and may not have caused the failure of the transactions contemplated by this Agreement to have occurred on or before such date; or

(b) if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence);

(3) by Buyer if there is a Breach of any representation or warranty set forth in Article IV (as modified by the Disclosure Letter and any supplements thereto delivered prior to Closing) not accepted by other party or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement and which Breach (individually or in the aggregate) could reasonably be expected to have a Condition-Related Material Adverse Effect or the failure of a condition set forth in Section 7.2 to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 7.2 to be satisfied on or prior to the Closing Date, provided that Buyer may not terminate this Agreement prior to the Closing if Seller has not had an adequate opportunity to cure such failure;

(4) by Seller if there is a Breach of any representation or warranty set forth in Article V (as modified by the Disclosure Letter and any supplements thereto delivered prior to Closing) not accepted by the other party or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement and which breach (individually or in the aggregate) could reasonably be expected to have a Condition-Related Material Adverse Effect or the failure of a condition set forth in Section 7.1 to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 7.1 to be satisfied on or prior to the Closing Date; provided that Seller may not terminate this Agreement prior to the Closing Date if Buyer has not had an adequate opportunity to cure such failure.

(B) Upon the occurrence of any valid termination event set forth in this Section 9.3, Buyer and/or Seller, as applicable, shall deliver written notice to the non-terminating party. Upon delivery of such notice, this Agreement shall terminate and the transfer of the Purchased Assets contemplated hereby shall be deemed to have been abandoned without further action by Buyer or Seller. Upon such termination, Buyer shall deliver or destroy all confidential information regarding Seller in accordance with the Confidentiality Agreement, Seller shall deliver or destroy all confidential information related to Buyer to which Seller had access in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby.

(C) In the event that this Agreement is validly terminated as provided in this Section 9.3, then each of the parties shall be relieved of their respective duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Buyer or Seller; provided, however, that nothing in this Section 9.3 shall relieve Buyer or Seller of any Liability for any willful Breach of this Agreement occurring prior to the proper termination of this Agreement.

9.4 Expenses. Seller, on one hand, and Buyer, on the other hand, shall each bear its own expenses, including attorneys’, accountants’ and other professionals’ fees, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

9.5 Specific Performance. Seller and Buyer acknowledge and agree that the Breach of this Agreement by a party would cause irreparable damage to the other and that the non-breaching party may not have an adequate remedy at law. Therefore, the obligations of Seller and Buyer under this Agreement, including, without limitation, Seller’s obligation to transfer the Purchased Assets to Buyer and Buyer’s obligation to purchase the Purchased Assets from Seller, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

9.6 Waiver of Jury Trial. Each party hereto hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action arising under or in connection with this Agreement or the transactions contemplated hereby.

9.7 Entire Agreement; Amendments and Waivers. This Agreement, including the schedules and exhibits hereto and together with the Confidentiality Agreement and the Ancillary Agreements, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with, nor shall it diminish or obviate in any way, any representation, warranty, covenant or agreement contained herein or in any Ancillary Agreement. The waiver by any party hereto of a Breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such Breach or as a waiver of any other or subsequent Breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

9.8 Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Texas, without reference to principles of conflicts of laws.

9.9 Headings. The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

9.10 Notices. All notices, requests, approvals, consents, demands, claims and other communications required or permitted to be given under this Agreement shall be in writing and shall be served personally, or sent by a national overnight delivery or courier company, or by U.S. registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

If to Buyer, to:
GPS Industries, Inc. 5500 152nd Street, Suite 214 Surrey, B.C. V3S 5J9 CANADA Attention: Joseph J. Miller, Chief Financial Officer Tel: 604 576 7442 Fax: 604 535-1906
with a copy to:
Troy & Gould 1801 Century Park East, Suite 1600 Los Angeles, California 90067 Attention: David Ficksman Tel: 310 789 1290 Fax: 310 789 1490
If to Seller, to:
Uplink Corporation Building IV, Suite 20 6500 River Place Boulevard Austin, Texas 78330 Attention: Glenn A Pierce, Jr., Chief Executive Officer Tel: 512 637 4800 Fax: 512 637 4801
with a copy to:
Graves Dougherty Hearon & Moody 401 Congress Ave., Suite 2200 Austin, Texas 78701 Attention: Diana Borden Tel.: 512 480 5678 Fax: 512 480 5878

Any such notices shall be deemed delivered upon delivery or refusal to accept delivery as indicated in writing by the Person attempting to make personal service, on the U.S. Postal Service return receipt, or by similar written advice from the overnight delivery company; provided, however, that if any such notice shall also be sent by electronic transmission device, such as telex, telecopy, fax machine or computer to a fax number set forth above, such notice shall be deemed given at the time and on the date of machine transmittal (except if sent after 5:00 p.m. recipient’s time, in which case the notice shall be deemed given at 9:00 a.m. on the next Business Day) if the sending party receives a written send verification on its machine and sends a duplicate notice on the same day or the next Business Day by personal service, registered or certified U.S. mail, or overnight delivery in the manner described above. Each party hereto shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section 9.10, and that any Person to be given notice actually receives such notice. Any party to whom notices are to be sent pursuant to this Agreement may from time to time change its address and/or facsimile number for future communication hereunder by giving notice in the manner prescribed herein to all other parties hereto, provided that the address and/or facsimile number change shall not be effective until five (5) Business Days after the notice of change has been given.

9.11 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

9.12 Binding Effect; Third Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any rights as third party beneficiaries to this Agreement in any Person not a party to this Agreement, except as provided below; provided, however, that any Person that is not a party to this Agreement but, by the terms of Section 8.2, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Buyer (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void; provided, however, that Buyer may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Buyer’s rights to acquire the Purchased Assets and Buyer’s rights to seek indemnification in accordance with Article VIII) to any wholly owned subsidiary of Buyer. Upon any such permitted assignment, unless the context otherwise requires, the references in this Agreement to Buyer shall also apply to any such assignee; provided, however, that Buyer shall nevertheless remain primarily liable for its obligations under this Agreement.

9.13 Attorneys’ Fees and Costs. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party; and if such successful party shall recover judgment in any such action or proceeding, such costs, expenses and reasonable attorneys’ fees may be included in and as part of such judgment. The successful party shall be the party who is entitled to recover its costs of suit, whether or not the suit proceeds to final judgment. A party not entitled to recover its costs shall not recover attorneys’ fees.

9.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.15 Legends. Seller understands that the stock certificates representing the Common Stock shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

9.16 Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s) to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

9.17 Schedules. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules as such Schedules may be updated or modified in accordance with the provisions of this Agreement (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

9.18 No Interpretation Against Drafter. This Agreement is the product of negotiations between the parties hereto represented by counsel and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed on its respective behalf by its respective officer(s) thereunto duly authorized, as of the day and year first above written.

“Buyer”

GPS INDUSTRIES, INC.,
a Nevada corporation

By:	/s/ Robert C. Silzer, Sr.
	Name:	Robert C. Silzer, Sr.
	Title:	Chief Executive Officer

“Seller”

UPLINK CORPORATION,
a Texas corporation

By:	/s/ Glenn A. Pierce, Jr.
	Name:	Glenn A. Pierce, Jr.
	Title:	Chief Executive Officer